UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE
14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.
AXALTA COATING SYSTEMS LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2024 Annual General Meeting

of Members and Proxy Statement

Axalta Coating Systems Ltd.

Thursday, June 6, 2024 at 10:00 a.m., eastern time

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF MEMBERS TO BE HELD ON JUNE 6, 2024:

The Notice of Internet Availability of Proxy Materials, Notice of Annual General

Meeting of Members, Proxy Statement and Annual Report are available at

www.proxydocs.com/AXTA

Axalta Coating Systems Ltd. 1050 Constitution Avenue Philadelphia, PA 19112 April 24, 2024

Dear Fellow Axalta Shareholders:

2023 was a strong year for Axalta. Our global team collectively achieved records in both annual net sales and Adjusted EBITDA. And we worked together to further position Axalta for sustainable growth into the future. Yet we are not standing still and our team continues to build on this momentum. We believe that we are just beginning to unlock the value of Axalta as we remain committed to innovating smarter surface solutions for better living and a sustainable future.

It is our pleasure to invite you to attend Axalta’s 2024 Annual General Meeting of Members, which will be held in person on June 6, 2024 at 10:00 a.m., eastern time, at our Corporate Headquarters & Global Innovation Center located in Philadelphia, Pennsylvania.

You will find information regarding the matters to be voted upon in the attached Notice of 2024 Annual General Meeting of Members and Proxy Statement. We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2023 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials and reduces the impact on the environment and our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice of the 2024 Annual General Meeting of Members and Proxy Statement.

Whether or not you are able to join the meeting, it is important that your common shares be represented and voted at the Annual General Meeting. Please follow the voting instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual General Meeting.

Thank you for being a shareholder and for your support of our company.

Sincerely,

Rakesh Sachdev Non-Executive Board Chair	Chris Villavarayan Chief Executive Officer and President

AXALTA COATING SYSTEMS LTD.

1050 Constitution Avenue

Philadelphia, PA 19112

Notice of 2024 Annual General Meeting

Time and Date: 10:00 a.m., eastern time, on Thursday, June 6, 2024	Place: Axalta Corporate Headquarters & Global Innovation Center, 1050 Constitution Avenue, Philadelphia, PA 19112, U.S.A.

Who Can Vote:

Only holders of our common shares at the close of business on April 12, 2024, the record date, will be entitled to receive notice of, and to vote at, the Annual General Meeting.

Annual Report:

Our 2023 Annual Report to Members accompanies but is not part of this Proxy Statement.

Proxy Voting:

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual General Meeting. Promptly voting your shares via the Internet, by telephone or by signing, dating and returning your proxy card or voting instruction form will save the Company the expense and extra effort of additional solicitation. If you wish to vote by mail, for those receiving printed copies of the proxy materials we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the Annual General Meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting at the Annual General Meeting.

Items of Business:

•	Election of nine directors to serve until the 2025 Annual General Meeting of Members;

•

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof;

•	Non-binding advisory vote to approve the compensation of our named executive officers; and

•	To transact any other business that may properly come before the Annual General Meeting.

Date of Mailing:

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about April 24, 2024.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Alex Tablin-Wolf

Senior Vice President, General Counsel &

Corporate Secretary

April 24, 2024

  2024 PROXY STATEMENT  i

PROXY SUMMARY

This proxy statement (the “Proxy Statement”) and accompanying proxy materials are being furnished to the members (referred to herein as “shareholders” or “members”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company,” “Axalta,” “we,” “our” and “us”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2024 Annual General Meeting of Members, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2024 Annual General Meeting of Members. This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s 2023 Annual Report (which includes the Company’s Form 10-K for the year ended December 31, 2023). For more complete information about these topics, please review the Company’s complete Proxy Statement and 2023 Annual Report. Please also see the Questions and Answers section beginning on page 80 for important information about proxy materials, voting, Company documents and communications.

2024 Annual General Meeting
Date:	Thursday, June 6, 2024	Place:	Axalta Corporate Headquarters & Global Innovation Center 1050 Constitution Avenue Philadelphia, PA 19112, U.S.A.
Time:	10:00 a.m., eastern time
Record Date:	April 12, 2024

Note Regarding Forward-Looking Statements

Many statements made in this Proxy Statement are not statements of historical fact, including statements about our beliefs and expectations, and are “forward-looking statements” within the meaning of federal securities laws and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan, strategies and capital structure, as well as our 2030 ESG Goals (as defined below) and related initiatives. These statements often include words such as “future,” “potential,” “plan,” “seek,” “want,” “priority,” “expected,” “believe,” “intend,” “goal,” “estimates,” “targets,” “projections,” “can,” “committed,” “should,” “could,” “would,” “may,” “will,” and “strategy,” and the negative of these words or other comparable or similar terminology. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this Proxy Statement you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect our financial results is available in the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents that we have filed with, or furnished to, the Securities and Exchange Commission (“SEC”), and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors, including, but not limited to, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. These forward-looking statements should not be construed by you to be exhaustive and are made only as of the date of this Proxy Statement. We undertake no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

  2024 PROXY STATEMENT  1

PROXY SUMMARY

Proposals	Board Recommendation

1

Election of nine directors to serve until the 2025 Annual General Meeting of Members

•  The director nominees have a diverse set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company

•  All of our non-employee directors are independent

See pages 10-19 for more information

FOR ☑

2

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

•  Independent firm

•  Significant industry, global audit and financial reporting expertise

See pages 38-39 for more information

FOR ☑

3

Non-binding advisory vote to approve the compensation of our named executive officers

•  Strong alignment of executive pay with Company performance

•  Oversight of compensation program by our fully independent Compensation Committee with assistance of its independent compensation consultant

See page 41 for more information

FOR ☑

  2  AXALTA COATING STSTEMS

PROXY SUMMARY

Our Company

Axalta is a leading global manufacturer, marketer and distributor of high-performance coatings systems with more than 150 years of experience in the coatings industry. Axalta serves customers in over 140 countries and has more than 100,000 customers within our four end-markets of Refinish, Industrial, Light Vehicle and Commercial Vehicle.

During 2023, our actions advanced our unified purpose and set of values that we adopted in 2022 in coordination with our Board of Directors, senior leadership team and stakeholders throughout the Company.

Together, our purpose and values support our commitments to our stakeholders, including our employees, customers and shareholders, and unites us as ONE Axalta. ONE Axalta is a mindset where we focus on what is best for the overall organization, align and execute on our top priorities, act with speed and urgency, prioritize and simplify to eliminate unnecessary complexities, and break down silos and tackle our biggest challenges. We believe that focus on the ONE Axalta mindset enabled us to achieve strong results in 2023 and we believe positions us well for future success.

  2024 PROXY STATEMENT  3

PROXY SUMMARY

Our Board of Director Nominees

Name	Age	Occupation	Standing Committees and Leadership Roles	Other Public Company Boards

Director Nominees

Rakesh Sachdev	68	Former chief executive officer	• Non-Executive Board Chair	3

Jan A. Bertsch	67	Former financial executive	• Audit	2

			• Compensation

William M. Cook	70	Former chief executive officer	• Audit	1

			• Compensation (Chair)

Tyrone M. Jordan	62	Former business executive	• Environment, Health, Safety & Sustainability	2

			• Nominating & Corporate Governance

Deborah J. Kissire	66	Former accounting firm partner	• Compensation	3

			• Nominating & Corporate Governance (Chair)

Samuel L. Smolik	71	Former operations executive	• Environment, Health, Safety & Sustainability (Chair)	0

			• Nominating & Corporate Governance

Kevin M. Stein	58	Chief executive officer	• Environment, Health, Safety & Sustainability	1

			• Nominating & Corporate Governance

Chris Villavarayan	53	Chief Executive Officer and President of Axalta		1

Mary S. Zappone	59	Chief executive officer	• Audit	0

			• Environment, Health, Safety & Sustainability

As previously announced, Steven M. Chapman and Robert M. McLaughlin are not standing for re-election to the Board at the Annual Meeting.

  4  AXALTA COATING STSTEMS

PROXY SUMMARY

Balanced Mix of Skills, Experiences and Other Characteristics

Our director nominees comprise a diverse group of individuals that we believe provide dedicated and effective oversight of the Company. The following matrix summarizes the skills that the Board considers to be of primary importance, at this time, to the effective oversight of the Company and illustrates how our director nominees represent such skills. Each director nominee is asked to self-identify skills based on having senior/executive management responsibility for the performance, or direct oversight of, the applicable skill. The skills identified are not an exhaustive list of all skills that are required for the Board’s effective oversight of the Company, nor an exhaustive list of all skills that each director nominee offers. The Nominating & Corporate Governance Committee frequently reviews the individual and collective skills and other characteristics of our Board, including, among others, the skills and characteristics shown below, to ensure that the Board has an appropriate mix of skills and perspectives to oversee the advancement of the Company’s business objectives. We added three new directors to the Board in 2023 and believe that our director nominees have the skills, experience, expertise, diversity, tenure and independence needed to oversee the Company’s long-term strategic growth.

  2024 PROXY STATEMENT  5

PROXY SUMMARY

Sachdev	Bertsch	Cook	Jordan	Kissire	Smolik	Stein	Villavarayan	Zappone
DIRECTOR SKILLS									
Finance and Accounting	✓	✓	✓		✓			✓	✓
Coatings/Chemicals Industry	✓					✓			✓
Manufacturing	✓	✓	✓	✓		✓	✓	✓	✓
Global Business	✓	✓	✓	✓	✓	✓	✓	✓	✓
End-Market and Related Value Chain	✓		✓	✓					✓
Technology/R&D	✓			✓		✓	✓	✓	
Senior Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A and Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sustainability/Environmental	✓	✓	✓	✓		✓	✓	✓	✓
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
GOVERNANCE									
Independent Director	Y	Y	Y	Y	Y	Y	Y	N	Y
Total Public Company Boards (including Axalta)	4	3	2	3	4	1	2	2	1
Total Audit Committee Appointments (including Axalta)	1	2	2	1	3	0	0	0	1
DEMOGRAPHICS									
Age	68	67	70	62	66	71	58	53	59
Tenure	3	1	4	2	7	7	<1	1	<1
DIVERSITY									
Gender	M	F	M	M	F	M	M	M	F
Race/Ethnicity*	A	W	W	B	W	W	W	A	W

* A=Asian; B=Black; W=White

  6  AXALTA COATING STSTEMS

PROXY SUMMARY

2023 Financial and Operating Highlights

Certain figures in this graphic are rounded for presentation purposes.

2023 saw strong overall performance with certain key metrics breaking Company records after a difficult 2022 in which we were challenged by macroeconomic headwinds, including significant inflationary pressures. The team was able to drive marked improvement in 2023 through continued focus on price and productivity. We again strengthened our balance sheet and made meaningful productivity investments into the business. The following are several financial and non-financial highlights from 2023:

•

Net sales were $5.2 billion, up 6.1% versus 2022, primarily driven by positive price-mix contributions from all end-markets, partially offset by modest volume declines. This represents a record annual net sales result for Axalta.

•

Net income totaled $269 million versus $192 million in 2022 and Adjusted EBITDA(1) improved to $951 million from $811 million in 2022, a 17.3% increase, each driven by strong price-mix growth and variable cost deflation offset by higher labor expense and costs related to productivity investments. This represents a record annual Adjusted EBITDA result for Axalta.

•	Adjusted EBITDA margin(1) of 18.4% improved by 180 basis points year-over-year, with solid contributions from both segments.

•

Cash provided by operating activities of $575 million and free cash flow(1) of $447 million represented a 95.8% and 174% improvement, respectively, over last year’s results, driven by higher operating profit and targeted working capital reductions stemming from mid-year productivity initiatives.

•	Diluted earnings per share was $1.21 compared to $0.86 in 2022, while adjusted diluted earnings per share (Adjusted Diluted EPS(1)) for 2023 improved to $1.57 from $1.48 for 2022.

•	We returned $50 million to shareholders through share repurchases during the year under our Board-approved share repurchase plan.

  2024 PROXY STATEMENT  7

PROXY SUMMARY

•	We achieved success in capital markets and M&A activities including the following:

¡	Reduced gross debt by $200 million through voluntary prepayments on term loan debt and achieved a total net leverage ratio(1)(2) of 2.9x at year end, down from 3.8x at the end of 2022
¡	Repriced term loan to reduce interest rate spread from 3.00% to 2.50%

¡	Refinanced 2025 senior notes with new $500 million senior notes due in 2031

¡	Acquired André Koch AG, a long-term distribution partner of our Refinish business in Switzerland

(1)

Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, Adjusted Diluted EPS and total net leverage ratio are not financial measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see Appendix A for more information on certain of these non-GAAP financial measures, including certain reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Beginning with the fourth quarter of 2023, we replaced Adjusted EBIT with Adjusted EBITDA as one of our primary performance metrics, with Adjusted Diluted EPS remaining as the other primary performance metric.

(2)	Total net leverage ratio is total debt minus cash and cash equivalents divided by Adjusted EBITDA for the last twelve months.

Environmental, Social and Governance Highlights

We recognize that environmental, social and governance (“ESG”) matters are important to long-term shareholder value and we are committed to purposeful ESG practices that are aligned with our strategy, including the following highlights:

•

Board Independence – eight of our nine director nominees are non-employee directors and are independent under New York Stock Exchange (“NYSE”) listing standards. Our current Chief Executive Officer (“CEO”) is the only non-independent member of our Board. In addition, the non-executive Chair of the Board (“Board Chair”) and all members of each of the Board’s standing committees are independent directors.

•

Board Diversity – our directors are committed to bringing a diverse set of perspectives and experiences to the Board and six of our nine director nominees are diverse. Three of our nine director nominees are females and three are racially/ethnically diverse.

•

Sustainability Report and ESG Goals – we published our 2020-2022 Sustainability Report in August 2023 (“Sustainability Report”). Our Sustainability Report provided updates on a variety of ESG matters at Axalta, including certain updates regarding our 2030 ESG goals, which we released in January of 2022 (“2030 ESG Goals”), which are described in greater detail below, and comprise ten commitments linked to three pillars: Planet Solutions; Business Solutions; and People Solutions. Our 2030 ESG Goals are aligned with a targeted selection of the United Nations Sustainable Development Goals. Axalta has also set a goal for the Company’s operations to be carbon neutral by 2040.

•

Human Capital and Diversity – the Board and management are committed to driving the continued evolution of our human capital practices. We have invested in organization-wide learning and leadership development programs, and we are committed to increasing the diversity of our leadership, as reflected by two of our 2030 ESG Goals – to have 30% of management positions globally filled by women and to have, in the U.S., 30% of our management positions filled by individuals from underrepresented racial and ethnic groups.

•

Succession Planning – the Company actively engages in developing a pipeline of internal talent with differing backgrounds and experience to assume key leadership positions. We recently refreshed our succession planning processes for our Executive Committee, senior leadership team and other key positions in the organization. The Board has also discussed emergency succession in the event that one of our key executives becomes unable or unwilling to serve. Similarly, the Nominating & Corporate Governance Committee regularly discusses Board composition and succession matters, including an emergency succession for the Board.

•

Board Refreshment – our Board refreshment continued in 2023 with the addition of two new independent Directors. Kevin Stein, who is the CEO of TransDigm Group Incorporated, is a seasoned public company CEO who has driven significant shareholder value creation and has deep manufacturing experience. Mary Zappone, the CEO of Sundyne LLC, has significant expertise across a wide range of industrial sectors, including chemicals, energy infrastructure, manufacturing and distribution.

•

Strong Environment, Health and Safety Performance – Axalta is committed to protecting the environment and the health and safety of our workers. Our global Responsible Care® Management System (RC14001) is certified, which demonstrates that all elements of the Responsible Care® Management System are successfully implemented globally, including with respect to environment, health, safety, process safety, product safety, security and sustainability. The Board maintains a standing committee, the Environment, Health, Safety & Sustainability (“EHS&S”) Committee, that is responsible for oversight of the Company’s policies, performance, strategy and compliance matters related to environment, health, safety, human rights and sustainability.

  8  AXALTA COATING STSTEMS

PROXY SUMMARY

•

Code of Business Conduct and Ethics – the Company maintains a Code of Business Conduct and Ethics, which was refreshed in September 2023. The Code of Business Conduct and Ethics is provided in 14 languages and applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on, and certifies that they have read and understand, the Code of Business Conduct and Ethics.

Please see the Environmental, Social and Governance Matters section beginning on page 31 for additional information about our ESG practices.

Executive Compensation Highlights

We maintain several guiding principles with respect to the Company’s executive compensation programs, and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices, as well as input from our shareholders, are considered and addressed, including:

•

Performance-Based Compensation – a significant amount of our executive officers’ compensation is performance-based, including awards of performance-based stock in 2023 tied to our achievement of Adjusted EBITDA targets and total shareholder return relative to the S&P 400 MidCap Index over a three-year period. The 2023 performance-based stock awards comprise approximately 60% of the target grant date fair value of the 2023 long-term equity awards granted to executive officers.

•

Significant At-Risk Pay – we believe that a significant portion of our named executive officers’ (“NEOs”) compensation should be earned based on the Company’s performance. As set forth in more detail in “Compensation Discussion and Analysis – Pay For Performance” below, 87% of our CEO’s target pay and, on average, 74% of our other NEOs’ target pay was at risk in 2023 (i.e., annual performance-based compensation and long-term equity incentive awards).

•

Incentive Compensation Recoupment Policies – effective December 2023, the Compensation Committee adopted a clawback policy, which applies to certain of the Company’s executive officers (as defined in the NYSE rules), to comply with rules recently adopted by the SEC and NYSE. In accordance with such rules, recoupment under this clawback policy is triggered by the requirement to restate previously issued financial statements under certain circumstances. The Company maintains another incentive compensation recoupment policy that applies to all members of our Executive Committee and certain other members of our senior leadership team, which is triggered by a financial restatement as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics.

•

Hedging and Pledging Prohibited – the Company’s insider trading policy, which was updated in 2023 to reflect revised SEC rules on trading plans and other matters, prohibits our officers, directors and employees from pledging their common shares as collateral, holding common shares in a margin account or engaging in hedging or short sale transactions in our common shares.

•

Equity Plan Design Features – our equity plan includes minimum 12-month vesting periods (subject to certain exceptions) and prohibitions on liberal share recycling, option repricing and payment of dividends until the related award vests.

•	Double Trigger Vesting Provisions – our equity plan also provides double trigger vesting provisions for long-term equity awards in the event of a Change-in-Control (as defined below).

  2024 PROXY STATEMENT  9

Proposal 1

Election of nine directors to serve until the 2025 Annual General Meeting of Members

☑ The Board recommends a vote FOR each of the director nominees

•  The director nominees have a diverse set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company

•  All of our non-employee director nominees are independent

Our Board of Directors currently consists of eleven directors, nine of whom are proposed for election as directors at the Annual Meeting to serve until the Annual General Meeting of Members in 2025, or until the earliest of each such director’s death, resignation or removal. As previously disclosed, current directors Steven M. Chapman and Robert M. McLaughlin notified the Company that they did not intend to stand for re-election at the Annual Meeting and therefore are not proposed for election. While the Board currently consists of 11 directors, the Board has reduced the size of the Board to nine directors, effective immediately after the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. In addition to the information provided in the matrix on page 6, information regarding our director nominees’ professional experience, education, skills, age and other relevant information is set forth below.

The nominees are presently serving as directors of the Company, and they have agreed to stand for re-election. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board, or, alternatively, the Board may determine to leave the vacancy temporarily unfilled.

  10  AXALTA COATING STSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Nominees for Election as Directors to Serve Until the 2025 Annual General Meeting of Members

Rakesh Sachdev Age: 68 Axalta Board Service • Tenure: 3 years (August 2020) • Non-Executive Board Chair Independent

Professional Experience

•	Served as interim CEO and President of Axalta from August 2022 through December 2022
•	Former Chief Executive Officer of Platform Specialty Products Corporation, now renamed Element Solutions Inc., a leading global specialty chemicals company
•	Former President and Chief Executive Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA

Education

•	Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, Delhi
•	M.S. in Mechanical Engineering from the University of Illinois at Urbana-Champaign
•	MBA from Indiana University

Relevant Skills

•	Extensive experience in the management of public and private chemical, industrial and life sciences businesses
•	Significant expertise in finance, strategy and international business transactions

Other

•	Chairman of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•	Member of the Board of Directors of Edgewell Personal Care Company (NYSE: EPC), a leading consumer products manufacturer
•	Member of the Board of Directors of Herc Holdings Inc. (NYSE: HRI), a leading equipment rental company
•	Senior Advisor to New Mountain Capital, a private equity company

  2024 PROXY STATEMENT  11

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Jan A. Bertsch Age: 67 Axalta Board Service • Tenure: 1 year (September 2022) • Audit Committee • Compensation Committee Independent

Professional Experience

•	Former Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. (now O-I Glass), a manufacturer of container glass and packaging products
•	Former Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA
•	Previously held positions of increasing authority at BorgWarner, Chrysler, Visteon Corp. and Ford Motor Company

Education

•	Bachelor’s degree in Finance from Wayne State University
•	MBA from Eastern Michigan University

Relevant Skills

•	Substantial experience in all aspects of financial management and strategic planning in a public company environment
•	Significant expertise in information technology
•	Significant experience in the automotive industry

Other

•

Chair of the Board of Directors of BWX Technologies, Inc. (NYSE: BWXT), a manufacturing and engineering innovator that provides nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration

•	Member of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•

Formerly an independent member of the Board of Directors of Meritor, Inc., a global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the commercial vehicle, transportation and industrial sectors, prior to its acquisition by Cummins Inc. in August 2022

  12  AXALTA COATING STSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

William M. Cook Age: 70 Axalta Board Service • Tenure: 4 years (May 2019) • Audit Committee • Compensation Committee (Chair) Independent

Professional Experience

•

Former Executive Chairman, President, Chief Executive Officer and Chief Financial Officer of Donaldson Company, Inc. (NYSE: DCI), an international manufacturer of filtration systems and replacement parts

•	Began career at Ford Motor Company as a financial analyst

Education

•	Bachelor’s degree in business management and MBA from Virginia Polytechnic Institute and State University

Relevant Skills

•

Significant business, financial and organizational leadership skills, with deep familiarity in international industrial business gained while serving in senior executive roles for Donaldson Company, Inc. over a 35-year career

•	Extensive experience serving as a public company board member
•	Substantial board experience relevant to the coatings industry

Other

•	Member of the Board of Directors of Mativ Holdings, Inc. (NYSE: MATV) (formerly Neenah, Inc.), an international manufacturer of paper and packaging
•	Director of Virginia Tech Corps of Cadets Advisory Board
•	Former director of IDEX Corporation, a leading manufacturer of fluidic systems and specialty engineered products
•	Former director of The Valspar Corporation, a global leader in the paints and coatings industry until its 2017 acquisition by The Sherwin-Williams Company
•	Former director of Donaldson Company, Inc.

  2024 PROXY STATEMENT  13

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Tyrone M. Jordan Age: 62 Axalta Board Service • Tenure: 2 years (June 2021) • Environment, Health, Safety & Sustainability Committee • Nominating & Corporate Governance Committee Independent

Professional Experience

•

Former President and Chief Operating Officer of DURA Automotive Systems, a leading supplier of electric/hybrid systems, advanced-driver assistance systems, mechatronics, lightweight structural systems and luxury trim systems for all premier automotive brands

•	Former Executive Vice President, Global Operations and Customer Experience of General Motors
•	Former Global Senior Vice President, Operations and Supply Chain, Aerospace Systems, of United Technologies Corporation

Education

•	Bachelor’s degree in Pre-Law from Eastern Michigan University
•	Bachelor of applied science degree in Industrial Engineering Technology from Purdue University
•	Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee

Relevant Skills

•	Significant operational, financial and technology experience
•	Deep experience in the automotive industry
•	Broad experience serving as a public company board member

Other

•

Member of the Board of Directors of Oshkosh Corporation (NYSE: OSK), a leading industrial company that designs and builds specialty trucks, military vehicles, truck bodies, airport fire apparatus and access equipment

•	Member of the Board of Directors of TPI Composites, Inc. (NASDAQ: TPIC), a leading manufacturer of composite wind blades and related precision molding and assembly systems
•	Former member of the Board of Directors of Trinity Industries, Inc. (NYSE: TRN), a premier provider of railcar products and services
•

Former director of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture, marketing, and sales of replacement automobile and truck tires, from January 2021 until its acquisition by The Goodyear Tire & Rubber Company in June 2021

•	Dean’s Advisory Board of the College of Business of Eastern Michigan University

  14  AXALTA COATING STSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Deborah J. Kissire Age: 66 Axalta Board Service • Tenure: 7 years (December 2016) • Compensation Committee • Nominating & Corporate Governance Committee (Chair) Independent

Professional Experience

•	Former Vice Chair and Regional Managing Partner at Ernst & Young LLP (“EY”), and member of the Americas Executive Board and Global Practice Group
•	Previously held other senior positions at EY, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development

Education

•	Bachelor’s degree in Accounting from Texas State University

Relevant Skills

•	Extensive experience in the financial oversight of public companies
•	Experience launching new business and practice areas and leading acquisitions, business unit consolidations and successful integrations
•	Expertise in financial reporting, audit process, U.S. taxation, governance, mergers and acquisitions, transaction integration and human capital management

Other

•	Member of the Board of Directors of Cable One, Inc. (NYSE: CABO), a leading American cable and Internet service provider
•	Member of the Board of Directors of Celanese Corporation (NYSE: CE), a global technology and specialty materials company
•	Member of the Board of Directors of Omnicom Group Inc. (NYSE: OMC), a global marketing and corporate communications holding company based in the U.S.

  2024 PROXY STATEMENT  15

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Samuel L. Smolik

Age: 71

Axalta Board Service

•  Tenure: 7 years (September 2016)

•  Environment, Health, Safety & Sustainability Committee (Chair)

•  Nominating & Corporate Governance Committee

Independent

Professional Experience

•	Former Senior Vice President – Americas Manufacturing and other senior positions at LyondellBasell Industries, one of the world’s largest plastics, chemical and refining companies
•	Former Vice President – Global Downstream Health, Safety, Security and Environment at Royal Dutch Shell
•	Former Vice President, Global Environment, Health, Safety and Security and other positions of increasing responsibility at The Dow Chemical Company

Education

•	Bachelor’s degree in Chemical Engineering from The University of Texas at Austin

Relevant Skills

•	Extensive experience in global operations and environmental, health and safety matters in the oil and petrochemicals industry
•	Leadership experience from working internationally in numerous countries and cultures
•	Significant experience working with government agencies and non-governmental organizations
•	Considerable experience in sustainable development and corporate social responsibility

Other

•	Previously active with American Fuel & Petrochemical Manufacturers Association and American Chemistry Council
•	Former director of Evergreen Industrial Services, a premier provider of industrial and environmental services
•

Member of The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation, where he is Chairman of the Board of Directors, and Ducks Unlimited, the leading wetlands conservation organization in North America, where he serves on the Board of Directors of Ducks Unlimited, Inc. and Ducks Unlimited de Mexico

  16  AXALTA COATING STSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Kevin M. Stein Age: 58 Axalta Board Service • Tenure: <1 year (September 2023) • Environment, Health, Safety & Sustainability Committee • Nominating & Corporate Governance Committee Independent

Professional Experience

•

Current President and CEO of TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today

•	Formerly was Chief Operating Officer and President at TransDigm after serving as Chief Operating Officer of TransDigm’s Power and Controls segment
•	Prior to joining TransDigm, served in a variety of senior leadership roles at Precision Castparts Corporation (now a division of Berkshire Hathaway)
•	Formerly served as a division president for both of Cooper Industries and Tyco Electronics/Raychem Corporation

Education

•	Bachelor’s degree in Chemistry from Hobart College
•	Master’s and Ph.D in Inorganic Chemistry from Stanford University

Relevant Skills

•	Significant operational and management experience with complex global organizations within the manufacturing sector
•	Significant and diverse business experience

Other

•	Member of the board of directors of TransDigm, where he is also the President and Chief Executive Officer
•	Former member of the Board of Directors of Perimeter Solutions SA (NYSE: PRM)

  2024 PROXY STATEMENT  17

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Chris Villavarayan Age: 53 Axalta Board Service • Tenure: 1 year (January 2023)

Professional Experience

•	Chief Executive Officer and President of Axalta
•

Former Chief Executive Officer and President of Meritor, Inc. (“Meritor”), a global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the commercial vehicle, transportation and industrial sectors, until October 2022. Meritor was acquired by Cummins Inc. in August 2022

•

Previously held other senior positions at Meritor, including Executive Vice President and Chief Operating Officer, overseeing Meritor’s global operations for both its business units, Global Truck and Aftermarket & Industrial; executive oversight through board leadership of Meritor’s four largest joint ventures; Senior Vice President and President – Global Truck, with responsibility for leading P&L across Meritor’s global truck business; and President –Americas, managing multiple businesses across portfolios as leader of Meritor’s North and South America businesses

Education

•	Bachelor’s degree in civil engineering from McMaster University
•	Completed the Wharton Executive Education Advanced Finance Program at the University of Pennsylvania

Relevant Skills

•	Significant operational and management experience with complex global organizations within the industrial sector and the automotive industry
•	Expertise in product development and manufacturing

Other

•	Member of the Board of Directors of Franklin Electric Co., Inc. (NASDAQ: FELE), a leading global provider of systems and components for moving water and fuel
•	Former member of the Board of Directors of Focus: HOPE, a Detroit-based, non-profit organization
•	Former member of the Board of Directors of Meritor

  18  AXALTA COATING STSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Mary S. Zappone Age: 59 Axalta Board Service • Tenure: <1 year (October 2023) • Audit Committee • Environment, Health, Safety & Sustainability Committee Independent

Professional Experience

•

Current Chief Executive Officer of Sundyne LLC, a private company and a global leader in the design and manufacture of mission critical pumps and compressors for the chemicals, industrials, and energy markets, including renewables and decarbonization

•	Prior to joining Sundyne, served as Chief Executive Officer of Brace Industrial Group, Inc., a leading provider of specialty industrial construction services
•	Prior to Brace, served as President and Chief Executive Officer of Service Champ, Inc., a specialty distributor of consumable automotive aftermarket maintenance parts and accessories
•	Prior to Service Champ, served as President and Chief Executive Officer of RecoverCare LLC, a leading provider of healthcare equipment
•	Previously held leadership roles at Alcoa, Tyco International, General Electric, Exxon and McKinsey & Co.

Education

•	Bachelor’s degree in Chemical Engineering from Johns Hopkins University
•	MBA in Finance from Columbia Business School

Relevant Skills

•	Significant operational and management experience with complex global organizations within several industries
•	Significant and diverse business experience

Other

•	Former member of the Board of Directors of Avantax Inc., a leading provider of tax-focused financial planning and wealth management services

The Board of Directors recommends a vote “FOR” the election of each of the director nominees to serve until the 2025 Annual General Meeting. Election of each director nominee to our Board of Directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting. Withhold votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

  2024 PROXY STATEMENT  19

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Policies on Corporate Governance

Our Board believes that strong corporate governance is important to ensure that our business is managed for the long-term benefit of our shareholders. We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers and senior financial and accounting officers, which is available at www.axalta.com/corporate/en_US/about-axalta/values. In the event that the Company amends or waives any of the provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of ‘code of ethics’ enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company intends to disclose these actions on the Company’s website identified in the preceding sentence. The Board has also adopted Corporate Governance Guidelines, which cover topics including, among other things, director qualification criteria, continuing director education and succession planning. Copies of the current versions of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website at https://ir.axalta.com/corporate-governance/governance-documents and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, or by telephone at (855) 547-1461.

Board Leadership Structure

The Board of Directors does not have a set policy with respect to the separation of the offices of the Board Chair and the CEO, as the Board believes it is in the best interests of the Company and our shareholders to make that determination based on the particular circumstances affecting the Company, as well as the membership of the Board.

The Board regularly evaluates whether the roles of Board Chair and CEO should be separate. The Board believes it is important to retain flexibility on this issue and that it should be considered as part of the Board’s broader oversight and succession planning process. At this time, the Board believes that the separation of the Board Chair and CEO positions is in the best interests of the Company and its shareholders and other stakeholders. The Board has formalized its expectations for the Board Chair, including the following:

•	Provides leadership and direction on Board operations

•	Coordinates the activities of the independent directors

•	Chairs Board meetings and executive sessions of the directors both with and without the CEO

•	Enables the independent directors to raise suggestions, issues and concerns, including with respect to meeting topics/agendas
•	Acts as a spokesperson for the Board in appropriate circumstances, which may include engagements with shareholders, proxy advisors and other relevant stakeholders

•	Facilitates discussion in between Board meetings as needed

•	Serves as the principal liaison between the independent directors and management

•	Briefs and provides feedback to the CEO on relevant issues from the Board, including those arising in executive sessions

•	Provides counsel regularly to the CEO and as needed to other members of management

We believe that our board leadership structure, with Mr. Villavarayan serving as CEO and Mr. Sachdev as non-executive Board Chair, allows Mr. Villavarayan to focus primarily on our vision, business strategy and operations, while leveraging Mr. Sachdev’s experience and perspectives to lead our Board.

  20  AXALTA COATING STSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Role in Strategy Oversight

The Board is responsible for overseeing the Company’s strategy, operations and results in order to drive long-term value for our shareholders. The Board conducts an in-depth review of the Company’s near-and long-term strategic plan on an annual basis and receives regular updates on the strategic plan, as well as various operating matters, throughout the course of the year. During the in-depth review, which may be held over several days, the Board discusses with senior management the Company’s strategic plan, both with respect to the entire enterprise and each of the Company’s end-markets and covering the Company’s near-and longer-term priorities and goals. The Board also discusses our strategy, operations and results in executive sessions, with and without our CEO in attendance. In addition, each of the Board’s standing committees regularly reviews and discusses with management topics that are critical to the success of our strategic plan. We believe that the Board’s oversight of our strategy is comprehensive and effectively holds management accountable to develop a strategic plan that positions the Company to deliver long-term shareholder value.

Board Role in Risk Oversight

In addition to its strategic oversight, the Board provides overall risk oversight focusing on the most significant risks facing our Company. Our finance function, which reports to our CEO through the Chief Financial Officer, has day-to-day management responsibility for our enterprise risk management (“ERM”) processes. Such processes include an annual survey that is intended to identify potential key risks facing our business, including the likelihood and severity of such risks on a standalone basis and after any mitigating actions we may employ.

The survey is also intended to assess how quickly such risks might impact our business. In addition, our risk management team, within our finance function, together with a cross-functional management committee, facilitates projects that are designed to mitigate our key risks, each of which is managed by business and/or functional leaders. The ERM processes are reviewed annually by both the Audit Committee and our full Board. The Board and the Audit Committee discuss with management the Company’s overall risk profile as well

  2024 PROXY STATEMENT  21

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

as the key risks that are identified from the Company’s ERM processes, including risks related to operations, supply chain, cybersecurity and human capital management, as well as macroeconomic risks. In addition, the Board, together with its standing committees, oversees the risk management processes that are implemented by our executives to determine whether these processes are functioning effectively and are consistent with our strategy as well as best practices. The Board’s role in risk oversight has not had a significant effect on its leadership structure, although we believe our current leadership structure, with Mr. Sachdev serving as non-executive Board Chair and Mr. Villavarayan serving as CEO, enhances the Board’s effectiveness in risk oversight by allowing Mr. Villavarayan to manage risks while collaborating with Mr. Sachdev and the Board to oversee the risks facing the Company.

The Audit Committee is tasked with overseeing our financial risks and risk management policies. The Audit Committee is also specifically tasked with reviewing our compliance with legal and regulatory requirements and any related compliance policies and programs with management, our independent auditors and our legal counsel, as appropriate. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee, and the Audit Committee is updated on a regular basis on relevant and significant risk areas. In addition, the Audit Committee oversees cybersecurity risks facing the Company, which are also regularly reviewed by the full Board. As part of this oversight, the Audit Committee receives regular updates from management throughout the year on the status of various cybersecurity matters, including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the overall threat environment, technological trends, global employee training and efforts to enhance the Company’s cybersecurity capabilities and preparedness. We maintain cybersecurity insurance with coverage for security incident response expenses, certain losses due to network security failures, investigation expenses, privacy liability and certain third-party liability. The EHS&S Committee is tasked with overseeing management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment, as well as overseeing other sustainability matters, including human rights, and quality matters. The Compensation Committee oversees risks associated with executive and employee compensation and human capital management matters, and the Nominating & Corporate Governance Committee oversees risks associated with corporate governance matters.

In addition to the Board’s oversight of ERM processes discussed above, the full Board considers specific risk topics, including risks related to CEO and management succession planning, risks associated with our business plan, strategies and capital structure and other significant risks that merit review and discussion by the Board. In addition, the Board receives reports from the committee chairs on risks overseen by their respective committees and discusses with members of our management the risks involved with their respective areas of responsibility. The Board is also informed by management throughout the year, as appropriate, of trends, developments and other matters that could adversely affect our risk profile or other aspects of our business. As provided in our Corporate Governance Guidelines, all directors have access to management and the Company’s employees, including in connection with the exercise of their risk oversight.

Board Role in ESG Oversight

The Board oversees ESG matters generally as part of its oversight of our business strategy and risk management, and the Board’s standing committees each oversee specific ESG matters, risks and goals that fall within their respective areas of responsibility. For example: the Audit Committee has oversight responsibility for compliance matters; the Compensation Committee has oversight responsibility for human capital management matters, including diversity and inclusion; the EHS&S Committee has oversight responsibility for environmental, health, safety and sustainability matters; and the Nominating & Corporate Governance Committee has oversight responsibility for ensuring that Axalta maintains strong governance practices. As part of this effort, the Nominating & Corporate Governance Committee also regularly discusses the Company’s ESG practices and disclosures, in terms of both the current ESG landscape and potential developments, in order to ensure that all relevant ESG matters are overseen by the Board and its standing committees and communicated to our shareholders and other stakeholders. The Board and its standing committees regularly discuss with management a variety of ESG topics that are significant to our business and stakeholders. As highlighted in the Board skills matrix above, each director nominee has self-identified relevant experience in, or overseeing, one or more ESG areas, including corporate governance, sustainability and environmental matters and human capital management matters, which we believe allows the Board to effectively oversee the discrete ESG issues, both individually and collectively, that are relevant to our business. Execution of the Company’s ESG strategy is overseen and carried out by the Company’s senior management team.

  22  AXALTA COATING STSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines require that the Board be composed of a majority of directors who are “independent” under applicable NYSE rules and state the Board’s belief that a substantial majority of directors should be independent. Our Board has affirmatively determined that each of our directors, other than Mr. Villavarayan, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and therefore qualifies as “independent” under the applicable NYSE listing standards.

In reaching this determination, the Board considers all known relevant facts and circumstances about any relationship bearing on the independence of a director (or nominee, if applicable). The Board also considers transactions and arrangements entered into in the ordinary course, including the purchase or sale of products and services and the making of charitable donations, between the Company and its subsidiaries and any other organization where a director (or nominee, if applicable) or an immediate family member may have relationships pertinent to the independence determination.

Director Identification, Recruitment and Nominations

When the Board or the Nominating & Corporate Governance Committee has identified the need to add a new Board member, whether as a result of a vacancy on our Board or otherwise, the Nominating & Corporate Governance Committee will initiate a search. The Nominating & Corporate Governance Committee Chair leads the search and will seek input from relevant stakeholders, including other directors and management, in order to identify the best possible candidates given the current and future needs of the Board and the Company. The Nominating & Corporate Governance Committee may also, from time to time, engage a search firm to identify director candidates, and the committee has sole authority to retain and terminate any such firm. Members of the Nominating & Corporate Governance Committee and other members of the Board, including the Board Chair and the CEO, will interview and evaluate each potential director candidate based on the qualifications discussed below, and, ultimately, the Nominating & Corporate Governance Committee will recommend to the Board the appointment of any suitable director candidates. A third-party search firm identified Mr. Stein and Ms. Zappone as suitable director candidates for the Company.

The Nominating & Corporate Governance Committee also considers director nominees recommended by our shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating & Corporate Governance Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, who will then forward it to the Nominating & Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for Board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (as amended from time to time) promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating & Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our Bye-laws and applicable SEC requirements. See “Shareholder Proposals for the Company’s 2025 Annual General Meeting of Members” for more information on these procedures.

The Nominating & Corporate Governance Committee will consider and evaluate persons recommended by the shareholders in the same manner as it considers and evaluates other potential directors, including incumbent directors.

  2024 PROXY STATEMENT  23

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Qualifications

The Board believes that its membership should consist of persons with sufficiently diverse and independent backgrounds and with the relevant expertise required to serve as a director of the Company. The Nominating & Corporate Governance Committee is tasked with ensuring that the Board meets this objective and is responsible for reviewing the qualifications of potential director candidates and recommending to the Board candidates to be nominated for election to the Board. Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating & Corporate Governance Committee may consider when evaluating a director candidate for membership on the Board of Directors. These criteria include, among others: professional experience; education; skills; diversity; differences of viewpoint; other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; experience with business administration processes and principles; ability to express opinions, ask difficult questions and make informed, independent judgments; significant experience in at least one specialty area; and the ability to devote sufficient time to prepare for and attend Board meetings. The Nominating & Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Nominating & Corporate Governance Committee also considers the mix of backgrounds (including diversity characteristics) and qualifications of the directors and the challenges and needs of the Company to ensure that the Board of Directors has the necessary experience, knowledge, abilities and makeup to effectively perform its responsibilities. The Board asks its current members, as well as prospective director candidates in connection with any search, to self-identify their individual skill sets and diversity characteristics, including, but not limited to, gender, racial or ethnic background, sexual orientation or identity, disabilities and military service. While the Board does not have a specific written diversity policy, it believes that overall diversity of directors is important to the Board’s overall functioning and considers diversity when evaluating director candidates and in director searches.

The average tenure of our director nominees is approximately four years, none of our director nominees has a tenure longer than approximately eight years, and seven of our nine director nominees were appointed since 2019. The Nominating & Corporate Governance Committee considers Board tenure and refreshment as additional relevant criteria in its identification, consideration and recommendation of director candidates.

When considering whether our directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the matrix on page 6 and the information discussed in each of the directors’ individual biographies set forth in “Proposal No. 1: Election of Nine Directors to Serve Until the 2025 Annual General Meeting of Members.”

Limitations on Other Board and Audit Committee Service

To ensure all directors are able to devote sufficient time to perform their duties, our Corporate Governance Guidelines provide for certain limitations on the service of our directors:

•

Additional Public Company Boards or Audit Committees – directors may not serve on more than four public company boards of directors or more than three audit committees (in each case including the Company).

•

Age Limit – no director will be nominated for re-election or reappointed to the Board after reaching the age of 75 unless an affirmative request is made by the Board for that director to continue service.

Directors must notify the Board Chair when their principal occupation changes, and the Nominating & Corporate Governance Committee will review the circumstances regarding the change to determine whether continued Board membership is appropriate. In addition, Directors are required to advise the Board Chair and the Chair of the Nominating & Corporate Governance Committee in advance of accepting other company directorships or audit committee or compensation committee assignments. Management and the Nominating & Corporate Governance Committee track the outside board and committee service of Directors and the Nominating & Corporate Governance Committee reviews and discusses such matters when appropriate or necessary.

  24  AXALTA COATING STSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Composition

Our Board currently consists of eleven directors who are elected annually, with Mr. Sachdev serving as non-executive Board Chair. As previously disclosed, current directors Steven M. Chapman and Robert M. McLaughlin informed the Company that they did not intend to stand for re-election at the Annual Meeting and therefore are not proposed for election at the Annual Meeting. The number of directors on our Board may be modified from time to time by our Board of Directors in accordance with our Bye-laws. Any directors appointed by the Board to fill vacancies, whether as a result of an increase in the size of the Board or otherwise, would serve only until the next election at an Annual General Meeting of Members or until a director’s earlier death, resignation or removal.

The Nominating & Corporate Governance Committee regularly reviews the composition of the Board and its committees, including periodically reviewing the directors’ self-identified skill sets and characteristics, in connection with its ongoing assessment of current and future needs of the Board.

Director Orientation and Continuing Education

We have a process for onboarding and orienting new directors and for providing continuing education to our Board members. As part of our director orientation program, new directors participate in one-on-one introductory meetings with Axalta’s business and functional leaders and are briefed on the Company’s strategic plans, financial statements and processes and key issues, as well as the Company’s governance and compliance policies and procedures. We encourage and pay for our directors to attend continuing education programs on ESG matters, compliance and other critical issues associated with a director’s service on a public company board, as well as site visits to our facilities. Our Board and committees also receive educational programming through guest speakers and presentations on substantive issues during Board and committee meetings and other Board events.

Board Meetings, Attendance and Executive Sessions

Directors are expected to spend the time needed and to meet as frequently as necessary to properly fulfill their oversight responsibilities. The Board and its committees meet on a regularly scheduled basis during the year to review our strategy, financial and operational performance, risks, ESG matters and other significant developments affecting us and to act on matters requiring Board approval. The Board and its committees also hold special meetings when an important matter between scheduled meetings requires Board and/or committee review or action. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are expected to attend our Annual General Meeting of Members. All of the then-current directors attended the 2023 Annual General Meeting of Members.

In general, the independent directors meet in executive session, without the presence of management, in conjunction with regular meetings of the Board and its committees. The Board Chair presides over Board executive sessions with the committee chairs presiding over the sessions of their respective committees. The Board Chair and committee chairs provide feedback from such executive sessions to the CEO and management as appropriate.

During 2023, the Board held 7 formal meetings, and all directors attended 75% or more of the meetings of the Board and committees on which they served that were held during their respective tenures in 2023.

  2024 PROXY STATEMENT  25

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Evaluation Process

Our Board believes that a comprehensive evaluation of our Board and its committees enhances their effectiveness. Each of the Board’s standing committees conducts an annual self-evaluation to determine whether it has complied with its responsibilities under our Bye-laws, its committee charter and applicable laws and regulations. The Nominating & Corporate Governance Committee oversees an annual evaluation of the Board and each of its standing committees to assess effectiveness and areas for improvement.

Each year, the Nominating & Corporate Governance Committee discusses and approves the process for the annual Board and committee evaluation to ensure the evaluation effectively assesses the performance of the Board and its committees at that time. The Nominating & Corporate Governance Committee may vary the evaluation process based on the Company’s strategy, the needs of the Board and other relevant factors. For 2023, and historically, the Board and committee evaluation was led by the Company’s General Counsel, under the direction of the Nominating & Corporate Governance Committee.

The 2023 self-evaluation, which is summarized by the accompanying graphic, solicited director feedback on, among other things, the following topics:

•	Board and committee composition, including skills, background, diversity and experience, among other items;

•	The Board’s oversight of strategy, ESG matters, including with respect to human capital matters, the Company’s enterprise risk management processes and succession planning;

•	The quality of Board and committee participation, processes and meeting agendas/materials;

•	Whether and how well each committee has performed the responsibilities in its charter;

•	Areas where the Board and committees should increase their focus;

•	Satisfaction with time allocated for topics and encouragement of open discussion and communication; and

•	Access to management, experts and internal and external resources.

The 2023 self-evaluation culminated in an anonymized, aggregated report prepared by the General Counsel that was provided to, and discussed with, the Board. As in prior years, certain changes were made to the Board and committee practices based on the 2023 self-evaluation.

Examples of such changes over the years include: increased and more structured time for executive sessions; and streamlined meeting presentations to focus on key issues to allow more time for, and to foster deeper, discussion.

  26  AXALTA COATING STSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Committees

Our Board of Directors oversees the management of our business and affairs as provided by Bermuda law and conducts its business through its meetings and its four standing committees: Audit Committee; Compensation Committee; Nominating & Corporate Governance Committee; and EHS&S Committee. In addition, from time to time, other committees may be established under the Board’s direction when necessary or advisable to address specific issues.

Each of the standing committees operates under a charter that was approved by our Board, copies of which are available on our website at www.axalta.com.

Set forth below is the current membership and descriptions of each of the standing committees, with the number of meetings held during the year ended December 31, 2023 in parentheses:

Audit Committee (8) Robert McLaughlin (Chair) Jan Bertsch Steven Chapman William Cook Mary Zappone

•  Responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics, and the performance of our internal audit function.

•  Oversees financial risks, cybersecurity risks and the Company’s risk management policies.

•  Appoints and oversees our independent registered public accounting firm, including pre-approval of non-audit services.

•  Mr. McLaughlin was appointed as the chair of the Audit Committee in April 2014. Ms. Bertsch has been appointed to succeed Mr. McLaughlin as the chair of the Audit Committee effective as of June 2024.

•  The Board of Directors has determined that Messrs. McLaughlin and Cook and Mmes. Bertsch and Zappone are each an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

•  The Board of Directors has also determined that each committee member is independent under Rule 10A-3 under the Exchange Act and the NYSE listing standards for purposes of service on the Audit Committee.

•  Mr. McLaughlin joined the Audit Committee in April 2014, Mr. Cook in May 2019, Mr. Chapman in July 2020, Ms. Bertsch in September 2022 and Ms. Zappone in October 2023.

Compensation Committee (7) William Cook (Chair) Jan Bertsch Deborah Kissire Robert McLaughlin

•  Responsible for reviewing and approving the compensation philosophy and practices for the Company, reviewing and approving all forms of compensation and benefits to be provided to our Chief Executive Officer, our other executive officers and the Board of Directors, and reviewing and overseeing the administration of our equity incentive plans.

•  Responsible for the oversight of the Company’s human capital management matters, including the Company’s diversity and inclusion efforts.

•  Our executive compensation processes and the role of the Compensation Committee, our executive officers, and management in the compensation process are each described under the heading “Compensation Discussion and Analysis – Compensation Governance: Oversight and Administration of the Executive Compensation Program” in this Proxy Statement.

•  Mr. Cook was appointed as the chair of the Compensation Committee in January 2023.

•  The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of service on the Compensation Committee.

•  Ms. Kissire joined the Compensation Committee in December 2016, Mr. McLaughlin in January 2017, Mr. Cook in September 2022 and Ms. Bertsch in June 2023.

  2024 PROXY STATEMENT  27

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Nominating & Corporate Governance Committee (5) Deborah Kissire (Chair) Tyrone Jordan Samuel Smolik Kevin Stein

•  Responsible for identifying and recommending director candidates for election to our Board of Directors, reviewing the Board’s committee structure and recommending membership of the committees.

•  Reviews and recommends the Company’s Corporate Governance Guidelines and makes recommendations to the Board regarding governance and ESG oversight matters, including the Company’s Memorandum of Association, Bye-laws and committee charters.

•  Oversees succession planning for the Board and its committees, including assessing the directors’ skill sets in light of the Company’s strategy and priorities.

•  Oversees the annual evaluation of the Board and committees.

•  Ms. Kissire was appointed as the chair of the Nominating & Corporate Governance Committee in December 2016.

•  The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of service on the Nominating & Corporate Governance Committee.

•  Ms. Kissire joined the Nominating & Corporate Governance Committee in December 2016, Mr. Smolik in August 2018, Mr. Jordan in June 2021 and Mr. Stein in September 2023.

Environment, Health, Safety & Sustainability Committee (4) Samuel Smolik (Chair) Steven Chapman Tyrone Jordan Kevin Stein Mary Zappone

•  Responsible for the oversight and review of the Company’s policies, performance and strategy related to environment, health, safety, human rights and sustainability, as well as quality matters.

•  Reviews compliance issues and material proceedings regarding environmental, health, safety and sustainability matters.

•  Mr. Smolik was appointed as the chair of the EHS&S Committee in February 2017.

•  Mr. Smolik joined the EHS&S Committee in February 2017, Mr. Chapman in July 2020, Mr. Jordan in June 2021, Mr. Stein in September 2023 and Ms. Zappone in October 2023.

Compensation Committee Interlocks and Insider Participation

Each of William Cook, Jan Bertsch, Deborah Kissire and Robert McLaughlin served on the Compensation Committee during 2023. None of the members of the Compensation Committee during 2023 was, during the fiscal year, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2023, no executive officer of the Company served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board of the Company.

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CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board’s Commitment to Shareholder Engagement

Why We Engage

Our Board and management team appreciate the benefits of regular engagement with our shareholders in order to maintain awareness of their perspectives on Axalta and matters affecting the Company.

Our shareholder engagement efforts allow us to:

•	consider the viewpoints of our shareholders in connection with its oversight of management and the Company;
•	discuss key developments in our business, including our strategy and performance; and,

•	assess issues that may impact our business, corporate activities and governance practices, including ESG matters.

How We Engage

•	We provide institutional investors and equity analysts with opportunities to engage with, and provide feedback to, the Company.

•	Our management participates in industry conferences, one-on-one investor meetings and non-deal roadshows.

•	Between March 2023 and March 2024, our management engaged with investors representing approximately 60% of our shareholder base and approximately 80% of actively-managed fund shareholders. These engagements focused primarily on our business and performance, and shareholders did not raise any material governance, compensation or other ESG issues.

•

In May 2024, as previously announced, Axalta will host a 2024 Strategy Forum, where our management team will present three-year financial targets and a refreshed strategic plan designed to achieve attractive growth.

  2024 PROXY STATEMENT  29

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Succession Planning and Increasing Diversity

The Company actively engages in management succession planning in order to ensure that it has a strong pipeline of internal executive talent. The Board of Directors and the Compensation Committee regularly review succession plans for the CEO and other members of senior management, including discussion regarding emergency scenarios for certain executives. The Board and the Compensation Committee also regularly assess the Company’s key leadership positions to identify and develop employees for these positions. In addition, the Company provides a number of leadership development opportunities, including various senior leadership meetings to bring together leaders from around the globe to provide them with opportunities to network, build skills, drive engagement and foster a ONE Axalta culture.

The Company believes that the diversity of background, experience and views of our employees, including a diversity of race, gender, ethnicity, nationality, sexual orientation and cultural background, is important to our long-term success, and we remain committed to enhancing the diversity of our leadership and broader employee population. In addition to the 2030 ESG Goals that we published in 2022, which were launched with the intent, in part, of increasing diversity within our management population, we also launched a Diversity & Inclusion strategy to ensure that we are creating a culture of inclusion across the organization. To that end, we have developed training programs for individual contributors and managers, invested in employee resource groups, and added an Inclusion Index component to our annual employee engagement survey. We also strive to ensure that our hiring processes include candidates with diverse backgrounds and seek to identify high-potential employees with diverse backgrounds as part of our internal talent reviews.

The Board has also proactively focused on increasing the diversity of its membership in connection with the addition of new directors, with five of the six most recent additions to the Board being diverse with respect to gender or race/ethnicity.

Communications with the Board

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may send written communications to the Board, c/o the Corporate Secretary, 1050 Constitution Avenue, Philadelphia, PA 19112.

Communications concerning substantive Board or Company matters shall promptly be forwarded by the Corporate Secretary to the non-executive Board Chair, and the Corporate Secretary shall keep and regularly provide to the non-executive Board Chair a summary of any communications received.

Stock Ownership Guidelines

In order to ensure meaningful share ownership in Axalta by the Company’s directors and officers, the Company has adopted minimum share ownership requirements. More information is set forth under the headings “Non-employee Director Stock Ownership Guidelines”

and “Executive Officer Stock Ownership Guidelines” in the Director Compensation and Compensation Discussion and Analysis sections, respectively, of this Proxy Statement.

Clawback Policies

Effective December 2023, the Compensation Committee adopted a clawback policy, which applies to certain of the Company’s executive officers (as defined in the NYSE rules), to comply with rules recently adopted by the SEC and NYSE. In accordance with such rules, recoupment under this clawback policy is triggered by the requirement to restate previously issued financial statements under certain circumstances. The Company maintains another incentive compensation recoupment policy that applies to all members of our Executive Committee and certain other members of our senior leadership team, which is triggered by a financial restatement as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics.

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CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Certain Relationships and Related Person Transactions

From time to time the Company may engage in ordinary course transactions with other parties affiliated with our directors; however, to the Company’s knowledge, since the beginning of fiscal year 2023, there have been no transactions or any currently proposed transactions in which we were or are to be a participant, the amount involved exceeds $120,000 and any of our directors, executive officers, or shareholders owning 5% or more of our outstanding common shares, or any of their immediate family members, had or will have a direct or indirect material interest.

Our Board has adopted a written policy for the review and approval of transactions involving us and “related persons,” which include our executive officers, directors, director nominees, shareholders owning 5% or more of our outstanding common shares, and the immediate family members of any of the foregoing persons. The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:

•	review the relevant facts and circumstances of each related person transaction, including the financial terms of the transaction, the benefits to us, the availability of other sources for comparable products or services, whether the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•	consider the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All related person transactions require the approval of our Audit Committee in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy, including ordinary course purchases of Company products, resolution of warranty claims, receipt of compensation and benefits, reimbursement of expenses and transactions where the related person’s interest arises only from certain roles with the other party. No director may participate in the approval of a related person transaction in which such director, or such director’s immediate family member, is a party.

From time to time the Company may engage in ordinary course transactions with other parties affiliated with our directors; however, to the Company’s knowledge, since the beginning of fiscal year 2023, no related person has had a material interest in any of the Company’s business transactions or relationships.

Environmental, Social and Governance Matters

Axalta is committed to thoughtfully managing ESG matters across our business. Our approach includes internal and external stakeholder perspectives to ensure we are focusing our policies, programs and performance improvements on relevant ESG matters. We also announced our 2030 ESG Goals in January 2022, certain of which are described below and depicted in the accompanying graphics and reflect how we strive to embed meaningful environmental progress, inclusive social values and strong corporate governance in Axalta’s operations. We also provided an update on the status certain of these 2030 ESG Goals in our Sustainability Report.

The following are highlights of the ESG programs and practices at Axalta.

Environment

•

Environmental Stewardship – the Company is committed to environmental compliance and reducing the environmental impact of our operations. In adherence with Responsible Care®, the chemical industry’s environmental, health, safety and security performance initiative, we have strong policies and procedures in place to protect the environment. We manage our environmental efforts through our robust management systems, which are third-party certified to both the RC14001 and ISO14001 standards. We strive to reduce our environmental footprint through reductions in energy use, emissions and waste at our manufacturing sites globally. The 2030 ESG Goals shown below demonstrate our commitment to environmental stewardship in our operations.

  2024 PROXY STATEMENT  31

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•

Product Stewardship – ensuring our products and services meet all regulatory compliance obligations while also protecting the health and safety of employees, customers and consumers is a key element of our ESG efforts. We manage potential hazards with our raw materials and finished products responsibly and safely in our operations and communicate the known risks to others across our value chain.

•

Product Innovation and Sustainability – through our product launches in 2023, Axalta continued to make progress towards our 2030 goals to have 80% of new technology provide sustainability benefits and to increase by at least 20% the portion of net sales from products, services and tools that offer sustainability benefits to our customers, markets, and communities. Our Global Refinish business launched Irus Mix, a fully-automated paint mixing machine that delivers highly accurate color and maximizes efficiency, and which also provides sustainability benefits to customers. This Edison AwardTM-winning technology has seen strong market demand and is already in use by over 70 customers in 12 countries less than a year after launch. Our global Refinish business also launched the award-winning Raptor® Flameproof, a range of high heat, easy to use aerosol coatings suitable for the automotive refinish and automotive retail markets. Raptor® Flameproof is a sustainable solution that protects against substrate degradation by maintaining film integrity and physical properties for the substrate at temperatures up to 1000°C. In the Building Products portion of our Global Industrial Coatings business, we’ve continued our commitment to sustainability and productivity with a new scratch-resistant coating designed to meet both high performance and aesthetic demands of a fast-growing flooring market – luxury vinyl tiles (“LVT”). This innovative coating serves as both a sealer and a topcoat, utilizing a self-sealing technology to significantly enhance scratch, mar, and stain resistance of LVT flooring while also simplifying the manufacturing process. The global Mobility Coatings business commercialized Axalta’s low energy, sustainable coating system, comprised of Hyperdur® Primer and Chromadyne® Colorcoat for the Light Vehicle end-market. This innovative coating system eliminates oven use in automobile OEM manufacturing sites, reducing our customers’ energy consumption and CO2 emissions. This novel coating technology provides manufacturing flexibility while maintaining superior appearance and has been recognized with an Edison AwardTM.

Social

•

Purpose and Values – we launched our new purpose statement and values in November 2022, which served as the foundation for many of our efforts in 2023. Our Company Purpose – We innovate smarter surface solutions for better living and a sustainable future – clearly states our mission as a company. It is the greater good and impact we want to achieve through our business. Our Values are our shared beliefs around what matters most and how we will work together to achieve our strategy, priorities and purpose. They get to the heart of how individuals are expected to behave.

¡	Do What’s Right is doing the right thing in all situations. We act with integrity and adhere to Axalta’s high ethical standards in all situations.

¡	Act Boldly reinforces that we aren’t content with the status quo – we pride ourselves in always looking for innovative solutions, whether it’s automating a process or developing a new technology.
¡

Win Together builds on the impressive teamwork and collaboration that happens today and is so vital to our continued success. This starts with trusting one another and creating an inclusive environment.

•

Human Capital Management – our employees are our greatest resource. In order to attract and retain high performing individuals, we are committed to partnering with our employees to provide opportunities for their professional development and to promote their well-being. In support of this commitment, we conduct an annual all-employee engagement survey designed to measure employee sentiment across a wide range of topics relevant to our employees, including culture, leadership, development and diversity and inclusion. Approximately 90% of our employees responded to the 2023 engagement survey, the results of which were discussed with the Compensation Committee, marking a 3% increase from 2022 and 23% increase from 2021. Many aspects of employee engagement, as measured by the survey, also improved

  32  AXALTA COATING STSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

year-over-year. We believe that such improvements reflect our team’s implementation of action plans to address feedback that was provided as part of the 2022 survey, as well as greater intentionality with respect to our employees and their needs. Examples of actions taken based on the feedback obtained in the 2022 survey include greater visibility and engagement with senior leadership and an increased focus on learning and development.

•

Diversity and Inclusion – winning together is our core value and the foundation of our success. We know that diversity in all aspects can help us drive better decisions and outcomes for our business. We aspire to develop a diverse talent pool and to foster an inclusive workplace culture where differences are valued and expressed freely, and all of our employees have the individual support they need to develop and grow. To focus our continued progress in these areas, our 2030 ESG goals include three targets relating to diversity and inclusion: (1) 30% of management positions to be filled by women globally, (2) 30% of management positions to be filled by underrepresented racial/ethnic groups in the U.S., and (3) establish, track and improve upon a favorable Inclusion Index.

•

Management Transparency and Availability – our CEO and other members of our senior leadership team regularly communicate with our global employee population. For instance, following our earnings releases we hold a quarterly “town hall” that is accessible by all employees. During the town hall, our CEO and other business and functional leaders provide an update on various matters affecting our business. The town halls also offer our employees the opportunity to ask questions of, and to engage with, Company leaders.

•

Safety Performance – our global team is committed to maintaining a safe work environment for all employees and contractors at our sites. In 2023, Axalta achieved strong safety performance – an OSHA TRIR of 0.37. “Zero Incidents,” our commitment to safety, quality and the environment, is a key initiative at Axalta, and shows our team’s dedication to protecting our employees’ health and well-being. Our focus and record on safety reflects the importance of our employees – our human capital – to our business and our strategy for value creation. Safety is and will remain our top priority.

  2024 PROXY STATEMENT  33

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•

Responsible Sourcing – Axalta is committed to ensuring responsible sourcing practices are upheld and human rights are respected throughout our supply chain. Our Supplier Code of Conduct, updated in 2022 and available on our website at www.axalta.com, outlines the expectations we have of our suppliers regarding compliance with laws, business practices and treatment of people. We work closely with our suppliers and customers to identify and mitigate risks in our global supply chain. Axalta is a member of the Responsible Minerals Initiative and works alongside peers, customers, suppliers and other stakeholders to advance responsible sourcing practices for mica, cobalt and conflict minerals, particularly in conflict-affected and high-risk areas. We have also committed, as part of our 2030 ESG Goals, that 100% of key suppliers will be assessed against a robust set of sustainability criteria, reflecting environmental, governance and reputational risks, including human rights.

•

Axalta Bright Futures – in 2023, we continued to advance our community engagement and corporate giving activities to make a positive impact in the communities where we live and operate. We refined our programming, partnerships and investments with a greater focus on providing valuable scholarships for students near where we operate and to further align the program to our 2030 ESG Goals. Our efforts remained focused on two areas: STEM and vocational education and Children, health, safety and the environment in our communities. For example, we once again invested in our Axalta Bright Futures Scholarship Program, which we launched in 2021. We awarded 16 scholarships to students studying color science, chemistry, chemical engineering or supply chain management at eligible colleges and universities closer and more aligned to our key Axalta locations in the United States. The program supports deserving students who demonstrated academic excellence, leadership and active participation in school and community activities.

Governance

•

Regular Independent Director Meetings – independent directors meet regularly in executive sessions without the presence of management, including Mr. Villavarayan. These sessions are normally held prior to, following or in conjunction with regular Board and committee meetings.

•

Oversight of ESG Practices – the Nominating & Corporate Governance Committee regularly reviews our ESG practices with management and the Board to ensure that we continue to develop and enhance such practices, and that the Board and its committees are appropriately overseeing current and potential ESG risks to the Company.

•

Annual Board and Committee Evaluation – each year the Nominating & Corporate Governance Committee oversees an evaluation of the Board and its standing committees, including an assessment of the Board and committee composition, as discussed in greater detail above under the heading “Board Evaluation Process.”

•

Director Education – the Company encourages Board members, and supports them in their efforts, to attend outside programs on topics relevant to their Board responsibilities, and augments such education with presentations from internal and external speakers as appropriate.

  34  AXALTA COATING STSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•

Stock Ownership Guidelines for Directors and Executive Officers – the Company has adopted stock ownership guidelines for directors and executive officers. Each of the directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the guidelines to achieve compliance.

For additional information on certain components of our ESG programs, please visit the Sustainability section of our website at axalta.com/sustainability.

  2024 PROXY STATEMENT  35

DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program is designed to fairly compensate directors for the work required at a company of our size and scope as well as to align directors’ interests with the long-term interests of our shareholders. The annual compensation under our program is detailed below. We pay additional annual compensation to the non-executive Board Chair and chairs of each standing committee in recognition of the workload and responsibilities required of these positions. No additional meeting or committee fees are paid.

Compensation Component	Amount

Annual equity retainer – restricted stock units (“RSUs”)(1)	$200,000

Annual cash retainer(2)	$75,000

Board Chair annual fee(2)	$125,000

Audit Committee Chair annual fee(2)	$20,000

Compensation Committee Chair annual fee(2)	$17,500

Other Committee Chair annual fee(2)	$15,000

(1)	RSUs vest 100% on the first anniversary of the grant date
(2)	Payable quarterly in arrears

The CEO receives no additional compensation for serving on our Board of Directors or any committee, if applicable.

The Compensation Committee reviews all director compensation, including the non-executive Board Chair compensation, annually and is assisted by a third-party compensation consultant. In March 2023, the Compensation Committee reviewed a peer comparison of director compensation conducted by its independent compensation consultant, Pearl Meyer, and increased the fees payable to the committee chairs as follows: Compensation Committee Chair fee—$17,500; Nominating & Corporate Governance Committee Chair fee—$15,000; and Environment, Health, Safety & Sustainability Committee Chair fee—$15,000. The increased committee chair fees became effective on January 1, 2023, and the Compensation Committee made no other changes to the Company’s non-employee director compensation program in 2023.

  36  AXALTA COATING STSTEMS

DIRECTOR COMPENSATION

Director Compensation Table 2023

For the year ended December 31, 2023, we provided the compensation set out in the table below to our directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Rakesh Sachdev	200,000	199,988	399,988

Jan A. Bertsch	75,000	199,988	274,988

Steven M. Chapman	75,000	199,988	274,988

William M. Cook	92,500	199,988	292,488

Tyrone M. Jordan	75,000	199,988	274,988

Deborah J. Kissire	90,000	199,988	289,988

Robert M. McLaughlin	95,000	199,988	294,988

Samuel L. Smolik	90,000	199,988	289,988

Kevin M. Stein(3)	24,864	66,840	91,704

Chris Villavarayan(4)	—	—	—

Mary S. Zappone(5)	13,859	37,260	51,119

(1)	Amounts reflect the director cash retainer, Board Chair fee and committee chair fees earned in 2023. Such amounts are paid quarterly in arrears and prorated for partial service in any relevant period.
(2)

The number of RSUs granted for each director in 2023 is calculated by dividing the value of the grant ($200,000 or a prorated portion of such amount for Mr. Stein and Ms. Zappone) by the closing price of our common shares on the grant date. The amounts in this column reflect the grant date fair value of directors’ stock awards for 2023 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which is calculated using the number of shares granted multiplied by the closing price of our common shares on the date of grant. The grant date for Mr. Sachdev, Ms. Bertsch, Mr. Chapman, Mr. Cook, Mr. Jordan, Ms. Kissire, Mr. McLaughlin and Mr. Smolik was February 28, 2023. The grant date for Mr. Stein was September 1, 2023. The grant date for Ms. Zappone was October 25, 2023. The aggregate number of awarded RSUs outstanding at 2023 fiscal year-end for each non-employee director is as follows: Mr. Sachdev, 6,711; Ms. Bertsch, 6,711; Mr. Chapman, 6,711; Mr. Cook, 6,711; Mr. Jordan, 6,711; Ms. Kissire, 6,711; Mr. McLaughlin, 6,711; Mr. Smolik, 6,711; Mr. Stein, 2,361; and Ms. Zappone, 1,464.

(3)	Mr. Stein was appointed to the Board effective September 2023.
(4)	Mr. Villavarayan serves as our Chief Executive Officer and President, and, therefore, does not receive compensation for his service as an employee director.
(5)	Ms. Zappone was appointed to the Board effective October 2023.

As disclosed in our definitive proxy statement filed on April 25, 2023, a portion of the RSUs granted to Mr. Sachdev in connection with his service as our interim CEO became vested upon Mr. Villavarayan’s appointment as our CEO, effective January 1, 2023, and in January 2023 Mr. Sachdev vested in 155,337 common shares.

Non-Employee Director Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines for all non-employee directors, which require that, within five years after a first appointment to the Board, each of our non-employee directors must directly or indirectly own an amount of our common shares and/or unvested RSUs equal to five times the director’s annual cash retainer for Board service (excluding any additional fees for leadership roles), or $375,000, based on the amount of the retainer at this time. All directors are in compliance with this requirement or within the grace period of the guidelines.

  2024 PROXY STATEMENT  37

Proposal 2

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

☑ The Board recommends a vote FOR this proposal.

•  Independent firm

•  Significant industry, global audit and financial reporting expertise

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2024 fiscal year. The Board of Directors is asking shareholders to approve this action and to delegate authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.

In the event that shareholders fail to approve the appointment of PwC as the Company’s independent registered public accounting firm and auditor, the Audit Committee will consider the shareholder vote in determining whether to retain the services of PwC in connection with the 2024 audit.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2023 and 2022, and other services rendered during such years.

Fee Category	2023 ($000s)	2022 ($000s)

Audit Fees	$6,327	$5,134

Audit-Related Fees	174	87

Tax Fees	1,832	2,322

All Other Fees	2	12

TOTAL	$8,335	$7,555

Audit Fees

Audit Fees consist of the fees and expenses for professional services rendered for the audit of the GAAP consolidated financial statements and the effectiveness of internal controls over financial reporting pursuant to

Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits, comfort letter procedures and quarterly reviews.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws and reviews of financial statements.

  38  AXALTA COATING STSTEMS

PROPOSAL NO. 2: APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Tax Fees

Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related tax compliance documentation. The following table details the associated tax fees for 2023 and 2022.

	2023 ($000s)	2022 ($000s)

Tax Planning and Advisory Services	$1,769	$2,053

Tax Compliance	63	269

TOTAL	$1,832	$2,322

When engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as its institutional knowledge of our operations. As such, management and the Audit Committee determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy.

For each service proposed, the Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, PwC’s audit, audit-related and tax compliance fees should comprise a majority of its overall fees.

All Other Fees

All Other Fees are fees for all other services and related expenses not included in other fee categories, principally for accounting research software.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting the independent registered public accounting firm retained by us to audit our financial statements. The Audit Committee also has responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of such firm with respect to such services. Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. However, the authority to pre-approve services not anticipated to exceed $500,000 per engagement, per calendar year, has been delegated to the Audit Committee Chair to accommodate time-sensitive service proposals and the Audit Committee Chair reports any such pre-approvals to the full Audit Committee at the next meeting. In each case, the Audit Committee and/or the Audit Committee Chair considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2023 and 2022 were pre-approved.

The approval of Proposal No. 2, to appoint PwC as our independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” Proposal No. 2, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and the delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

  2024 PROXY STATEMENT  39

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board of Directors is providing this report to enable shareholders to understand how the Audit Committee monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at www.axalta.com.

The Audit Committee is responsible for the appointment of the independent registered public accounting firm, as well as for reviewing the appointment or replacement of the leader of the Company’s internal audit function. In 2023, with input and alignment from the Audit Committee, a planned internal succession of the Internal Audit leadership role was completed. Additionally, the Audit Committee is directly involved in selecting the lead audit partner to ensure that the lead audit partner is appropriately qualified to lead the Company’s audit. Under SEC rules, the lead audit partner is required to rotate every five years. A new lead audit partner from PwC, which has served as the Company’s independent registered public accounting firm since 2011, was appointed beginning with fiscal year 2021.

Regularly throughout fiscal year 2023, the Audit Committee reviewed and discussed with management, including internal audit, and PwC, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective audit examinations and the overall quality of the Company’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer, as well as the Company’s Senior Vice President and General Counsel. The Audit Committee also discussed and reviewed with management and the Company’s internal auditors the Company’s enterprise-wide risk assessment as well as cyber and information security risks generally.

The Audit Committee consists of five directors, Messrs. McLaughlin, Chapman and Cook and Mmes. Bertsch and Zappone, each of whom satisfies the independence requirements promulgated by the SEC and applicable NYSE rules. The Board has determined that each of Messrs. McLaughlin and Cook and Mmes. Bertsch and Zappone are audit committee financial experts as defined by the rules of the SEC. Ms. Bertsch will be succeeding Mr. McLaughlin as the Chair of the Audit Committee effective in June 2024.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2023 with management and the Company’s independent registered public accounting firm, PwC, which included reviewing and discussing the reasonableness of significant estimates and judgments and the clarity of the disclosures related to critical accounting estimates and critical audit matters; (ii) discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the “PCAOB,” and the SEC; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, as disclosed elsewhere in this Proxy Statement, is compatible with maintaining its independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Robert M. McLaughlin (Chair)

Jan A. Bertsch

Steven M. Chapman

William M. Cook

Mary S. Zappone

  40  AXALTA COATING STSTEMS

Proposal 3

Non-binding advisory vote to approve the compensation paid to our named executive officers

☑ The Board recommends a vote FOR this proposal.

•  Strong alignment of executive pay with Company performance

•  Oversight of compensation program by fully independent Compensation Committee with assistance of independent compensation consultant

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the SEC enacted requirements for the Company to present to its shareholders a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its NEOs. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 42 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 64, and to cast an advisory vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any narrative executive compensation disclosure contained in the Company’s Proxy Statement for the 2024 Annual General Meeting of Members.”

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce that is critical to the Company’s success and will drive the creation of shareholder value. The Company sets challenging financial and operational performance targets, and a significant amount of our NEOs’ annual compensation is tied to our achievement of these performance targets. Therefore, payment is earned only if performance warrants it. The Board of Directors believes that our current compensation program directly links executive compensation to Company performance, aligning the interests of the Company’s executive officers with those of its shareholders. The compensation of our NEOs in 2023 reflects our financial and operational results in 2023.

This is an advisory vote and as such is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the input of the shareholders and will take into account the outcome of this vote in considering future compensation decisions regarding the Company’s NEOs. The Company strongly encourages all shareholders to vote on this matter. The Company has determined that our shareholders should cast an advisory vote on the compensation of the Company’s NEOs on an annual basis, consistent with the results of the non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our NEOs by our shareholders at the 2021 Annual General Meeting of Members. Accordingly, the next advisory vote on the compensation of the Company’s NEOs will be at the 2025 Annual General Meeting of Members.

The approval of Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s NEOs, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy.

The Board of Directors recommends a vote “FOR” Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

  2024 PROXY STATEMENT  41

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides an overview and analysis of our executive compensation program, including: (i) the elements of our compensation program for our NEOs listed below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.

Chris Villavarayan

Chief Executive Officer and President

Carl D. Anderson II

Senior Vice President and Chief Financial Officer

Sean M. Lannon

Former Senior Vice President and Chief Financial Officer

Brian A. Berube

Former Senior Vice President, General Counsel & Corporate Secretary

Troy D. Weaver

President, Global Refinish

Hadi H. Awada

President, Global Mobility Coatings

  42  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2023 Highlights

Performance Highlights and Business Conditions

Axalta had a strong 2023 with significant improvement during the second half of the year. In 2023, we achieved Company record net sales (up 6.1% versus 2022) and Adjusted EBITDA (up 17.3% versus 2022), along with strong free cash flow and other financial results, following a challenging 2022. We also continued to strengthen our balance sheet and made significant productivity investments into the business.

Pay Outcomes

The 2023 incentive compensation paid to our NEOs reflects our strong financial and operational performance, including the highlights noted above. Notable incentive compensation outcomes for 2023 include the following that are discussed in greater detail in this Compensation Discussion and Analysis:

•

Based on the plan design set by the Compensation Committee under our 2023 annual bonus plan (“ABP”), the Company’s performance was above target for each of Adjusted EBIT and Adjusted EBIT margin and above the maximum for Free Cash Flow, resulting in an average payout to our applicable NEOs of 157% of target, with final NEO ABP payouts reflecting business performance, as applicable, and individual achievement.

•	2023 marked the end of the performance cycle for performance share unit (“PSU”) awards granted in
2021, with such awards paying out at 12.7% of target based on the Company’s Adjusted EPS and ROIC across all performance periods.

•

For PSU awards granted in 2022, Adjusted EPS and ROIC for the 2023 performance period was below threshold, resulting in a banking of 0% of the target amount for such period; for details on the PSU awards granted in 2023, see “Performance-Based Stock Awards” beginning on page 54.

For further discussion of our ABP and PSU awards, see “Annual Performance-Based Compensation” beginning on page 50 and “Banking for 2022 PSU Awards” and “2021-2023 PSU Payout” beginning on page 56.

Role of “Say on Pay” Votes

We provide our shareholders with the opportunity to cast an annual, non-binding advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal) and the Compensation Committee considers this vote in future compensation determinations for our NEOs. At our 2023 Annual General Meeting of Members, 92.4% of the votes cast on the “Say on Pay” proposal were voted in favor of the compensation of our NEOs, which we consider to be strong support for our executive compensation program, practices and policies. Due to the strong support for our “Say on Pay” proposal at the 2023 Annual General Meeting of Members, no significant changes were made to our compensation program for our NEOs in connection with the voting results of the proposal. Notwithstanding historical shareholder support for our compensation program, the Compensation Committee continually reassesses the competitiveness of our compensation program and its appropriateness in supporting our business strategy. Changes to the program have been, and will continue to be, made to align with our business priorities, market norms and best practices.

Shareholder Feedback

To ensure that our Board and Compensation Committee are apprised of the views of our shareholders and the proxy advisory firms, senior management regularly engages with these parties, including with respect to our executive compensation program, and follows developments in their methodologies and analyses as well as market practices. As part of this process, we conduct regular outreach initiatives with our significant shareholders. Since March 2023, we met with the holders of an aggregate of approximately 60% of our outstanding common shares, and approximately 80% of our actively-managed fund shareholders. No significant concerns regarding our compensation program were raised during these engagements. Our Compensation Committee will continue to consider the input from these parties along with the outcome of our shareholders’ votes on Say on Pay proposals when making future decisions on our compensation programs for NEOs. Shareholders who would like to communicate on executive compensation directly with the Compensation Committee or the Board may contact the Board of Directors as described above in the section “Communications with the Board.”

  2024 PROXY STATEMENT  43

COMPENSATION DISCUSSION AND ANALYSIS

2024 Incentive Compensation Program Changes

In February 2024, the Compensation Committee approved a new plan design for our 2024 ABP. Like the 2023 ABP, the 2024 ABP includes Adjusted EBIT, Adjusted EBIT margin and Free Cash Flow as performance metrics, though individual performance will not serve as a specific performance metric, but rather will serve as an overall modifier to the payout. This means that an individual’s personal performance against their goals, as well as their contribution to the Company’s success, can result in an adjustment, which can range from 0% to 200% of the target award, to the 2024 ABP payout that is determined based on the Company’s achievement of the financial metrics. In addition, in general, all employees that are eligible for the 2024 ABP will be subject to the same company-wide ABP targets for the three performance metrics. While the performance metrics above continue to remain the key drivers of our performance and metrics by which we measure performance internally, this shift in plan design is intended to reinforce a “ONE Axalta” mindset within our workforce, reward business outcomes that benefit Axalta as a whole and further drive a performance-driven culture in which individual performance serves as a differentiator. Despite Adjusted EBIT being replaced with Adjusted EBITDA as one of our primary performance metrics for external financial reporting,

Adjusted EBIT was retained as a component of the 2024 ABP for continuity, and this may be reassessed by the Compensation Committee in the future.

During the last year, the Compensation Committee adopted retirement provisions that provide for prorated vesting of PSU awards for employees who have a “Qualifying Retirement.“ A “Qualifying Retirement” occurs when an employee voluntarily retires from the employ of the Company or is terminated by the Company without Cause, and at the time of such retirement or termination, is at least 55 years old and the sum of the employee’s age plus each year of service to the Company equals at least 65, subject to certain other requirements. Upon a Qualifying Retirement, the number of PSUs held by such employee is prorated by multiplying the target number of PSUs held by such employee by the percentage of the applicable period for which the employee remained employed, and all requirements for such employee to continue to provide services to the Company in order to vest in such PSUs are waived. In such event, the prorated target amount of PSUs would be earned based on the Company’s achievement of the underlying performance metrics and paid following the time that performance is approved by the Compensation Committee.

Objectives, Philosophy and Practices

  44  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation philosophy is rooted in pay-for-performance, with compensation that is structured to incentivize management to achieve near-term performance targets as well as long-term shareholder value creation, without motivating undue risk-taking. This means that a significant amount of our NEOs’ compensation is performance based and contingent on the Company achieving near-term and long-term performance targets. Our compensation program includes multiple forms of compensation and performance objectives, and, as a result, the aggregate compensation that may be earned by our NEOs is not dependent on a single form of compensation or a single performance objective. We believe this compensation structure incentivizes our NEOs to focus on Axalta’s overall performance.

Overall, we believe our compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value.

We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed.

What We Do	What We Don’t Do

☑   Align pay and performance

☑   Significant portion of executive officers’ pay is at-risk

☑   Provide sustained focus by setting multi-year performance objectives for performance-based equity awards when granted

☑   Apply stock ownership policies for executive officers and directors

☑   Incentive compensation recoupment policies that permit recoupment in the event of a financial restatement as well as a covered person’s material breach of certain Company policies

☑   Include “double trigger” Change-in-Control provisions in equity awards

☑   Fully independent Compensation Committee

☑   Independent compensation consultant

☑   Mitigate undue risk in compensation programs

☑   Provide reasonable post-employment and change-in-control severance

☒   No single trigger vesting of equity awards upon a Change-in-Control

☒   No NEO employment agreements

☒   No excessive perquisites

☒   No tax gross-ups

☒   No hedging transactions by officers, directors or employees

☒   No pledging of shares as collateral by officers, directors or employees

☒   No speculating in short-term movements in price of shares by officers, directors or employees

☒   No discounted stock options or repricing of underwater options

☒   No excessive risk-taking

Pay for Performance

Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing near-term incentives and long-term incentives tied to our financial performance and stock price performance, to align the interests of management with the interests of our shareholders. The variable annual performance-based awards and the long-term equity awards, including the PSU awards, are designed to ensure that total compensation reflects our overall level of success and to motivate the NEOs to meet appropriate performance measures tied to maximizing shareholder value. The mix of base salary and performance-based compensation for our NEOs, including the annual bonus and long-term equity incentive compensation, is shown in the charts below. The Compensation Committee determined this mix, taking into account market compensation information and with the intention of balancing both long-term and near-term objectives and motivating each NEO to attain those objectives.

  2024 PROXY STATEMENT  45

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation Program

Compensation for our NEOs consists primarily of the elements, and the corresponding objectives, identified in the following table.

Compensation Element	Primary Objective

Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Annual performance-based compensation	To promote our annual performance objectives across our workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards

To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Defined contribution plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Severance arrangements	To encourage the continued focus and dedication of key individuals.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at a relatively low cost to us.

To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our NEOs. For 2023, compensation for our NEOs reflected the overall performance of the Company, each individual’s area of responsibility and each individual’s specific contributions to Axalta’s performance. Our compensation decisions for the NEOs in 2023 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

  46  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance: Oversight and Administration of the Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, oversees the Company’s executive compensation program and is provided with the primary authority to establish the general compensation policies of the Company and to determine and approve the compensation paid to our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (i) adherence to our compensation philosophies; and (ii) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, the competitive market for talent and our NEOs’ level of expertise and experience in their respective positions. In addition to the considerations described above, the Compensation Committee is primarily responsible for: (i) determining any future adjustments to base salary and target annual performance-based award levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year) for the CEO and other NEOs; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; and (iii) determining the awards to be paid to our CEO and other NEOs under the long-term equity incentive program for each year. The

Compensation Committee is also delegated the authority to administer our equity incentive plans and approve equity grants thereunder.

The Compensation Committee annually reviews the performance and compensation of our senior executives, including the NEOs. To aid the Compensation Committee in making its determinations, the CEO, with input from and in consultation with the Chief Human Resources Officer, provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Compensation Committee determines the compensation of the CEO, and the CEO does not participate in discussions about his own compensation. In particular, the Compensation Committee, with input from the other non-employee directors, evaluates the CEO’s performance against goals that are reviewed with, and subject to input from, the Board during the beginning part of each year. In determining compensation levels for all NEOs, the Compensation Committee considers each NEO’s particular position and responsibility, reviews executive compensation data for our industry, and receives advice from the independent compensation consultant as discussed below.

  2024 PROXY STATEMENT  47

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant on executive compensation matters. The services provided by the independent compensation consultant include:

•	attending Compensation Committee meetings, including executive sessions, to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assessing how our executive compensation program aligns with our pay for performance philosophy;

•	informing the Compensation Committee of regulatory and other developments relating to executive compensation practices;

•	assessing the appropriateness of our peer group used to inform our executive compensation program;

•	advising on the design and structure of, as well as the performance targets set under, our annual and long-term compensation plans;

•	conducting an annual risk assessment of our compensation programs;

•	assessing the market competitiveness of our executive compensation program;

•	assessing the market competitiveness of our non-employee director compensation program; and
•

identifying potential changes to our executive compensation and non-employee director compensation programs to maintain market competitiveness and consistency with business strategies, good governance practices and alignment with shareholder interests.

Pearl Meyer has served as the Compensation Committee’s independent compensation consultant since 2022 and the Compensation Committee determined that Pearl Meyer does not have a relationship with the Company that would present a conflict of interest with Pearl Meyer serving as the committee’s advisor or would impair its independence. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) the amount of fees paid by the Company to Pearl Meyer as a percentage of its total revenue; (2) Pearl Meyer’s policies and procedures to prevent or mitigate conflicts of interest; (3) that there are no other business or personal relationships between Pearl Meyer and members of the Compensation Committee or Axalta executive officers; and (4) none of the representatives of Pearl Meyer who provide compensation services to the Company own any Axalta common shares.

Compensation Peer Group and Survey Data

We believe that total compensation opportunities for our senior management (including the NEOs) should be competitive with comparable opportunities for individuals with similar positions, experience and responsibilities in our marketplace. We use median compensation data from our peer group as a reference point when setting individual compensation and calibrate variable compensation opportunities to provide actual compensation opportunities above peer data when Company and individual performances are strong, while providing for consequences when performance targets are not met.

For purposes of setting 2023 compensation for our NEOs, Pearl Meyer provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to the peer group set forth in the table below as well as compensation data from Willis Towers Watson’s general industry survey.

  48  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee utilized the peer group set forth below as the primary reference point for setting the 2023 compensation for our current Chief Executive Officer and President, Mr. Villavarayan, our current Senior Vice President and Chief Executive Officer, Mr. Anderson, our former Senior Vice President and Chief Financial Officer, Mr. Lannon, and our former Senior Vice President, General Counsel and Corporate Secretary, Mr. Berube. The peer group broadly reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization. The Company was positioned at the 40th percentile relative to the peer group on the basis of trailing twelve months revenue at the end of November 2022 and the 55th percentile on the basis of market capitalization as of November 30, 2022.

Axalta Compensation Peer Group

Albemarle Corporation	Minerals Technologies, Inc.

Ashland, Inc.	NewMarket Corporation

Avient Corporation	Olin Corporation

Cabot Corporation	PPG Industries Inc.

Celanese Corporation	RPM International Inc.

Eastman Chemical Co.	The Chemours Company

Element Solutions Inc	The Sherwin-Williams Company

FMC Corporation	Trinseo S.A.

H.B. Fuller Company	Tronox Holdings plc

Huntsman Corporation	Valvoline Inc.

International Flavors & Fragrances Inc.

The Compensation Committee also utilized Willis Towers Watson’s general industry survey data for determining 2023 compensation as a secondary reference point for

Messrs. Villavarayan, Anderson, Lannon and Berube, and as a primary reference point for Messrs. Awada and Weaver, as well as other executives.

Elements of 2023 Compensation Program

Base Salary

We set base salaries for our NEOs generally at a level we believe is necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after reviewing a variety of factors, including market data, level of responsibility, time in position and internal equity, and evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee and, for NEOs other than the CEO, in conjunction with recommendations to be made by the CEO, with input from and in consultation with the Chief Human Resources Officer.

Based on the Compensation Committee’s review of the job responsibilities, market data, proficiency and individual performance of each NEO, in February 2023, the Compensation Committee set base salaries effective March 13, 2023 for all then-serving NEOs. The following table sets forth each NEO’s base salary for 2023, as well as any applicable increase from 2022, other than for Messrs. Villavarayan and Anderson, whose base salaries were set as part of their respective offers to serve as our CEO and CFO, which, with respect to Mr. Anderson, is described below under the heading “Senior Vice President and Chief Financial Officer Employment Matters.”

Name(1)	2022	Increase ($)	Effective March 13, 2023 ($)(2)

Chris Villavarayan	$—	$—	$1,000,000

Carl D. Anderson II	$—	$—	$665,000

Sean M. Lannon	$615,250	$23,072	$638,322

Brian A. Berube	$534,137	$20,030	$554,167

Troy D. Weaver	$513,600	$28,248	$541,848

Hadi H. Awada	$509,850	$19,119	$528,969

(1)	Messrs. Villavarayan and Anderson joined the Company in 2023.
(2)	Mr. Anderson joined the Company on August 14, 2023.

  2024 PROXY STATEMENT  49

COMPENSATION DISCUSSION AND ANALYSIS

Annual Performance-Based Compensation

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to our performance. To emphasize the importance of near-term performance, NEOs are generally eligible to receive annual performance-based awards under our ABP in the event certain specified performance measures are achieved. The ABP pool is determined by the Compensation Committee based upon a pre-established formula with reference to the achievement of corporate-level and business-level performance targets established annually by the Compensation Committee and based on the Company’s Board-approved budget and financial plan. For each NEO’s target ABP award, the financial performance measures are collectively weighted at 80% and each such NEO’s individual performance is weighted at 20%.

2023 Annual Bonus Plan Formula

Under the terms of the ABP, the NEOs’ annual incentive awards are based on a percentage of their base salaries. Once the achievement of corporate and business financial performance against targets has been determined, the Compensation Committee reviews and approves the individual performance component of each NEO’s ABP award, which is based on each respective NEO’s business impact, leadership and attainment of individual objectives, as well as other related factors. In addition, in determining the achievement of corporate and/or business financial performance targets, the Compensation Committee may account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.

2023 Annual Bonus Plan Target Percentages

The 2023 target percentage under the ABP approved by the Compensation Committee for each of our NEOs is set forth in the table below. Target bonus opportunities as a percent of salary remained unchanged from 2022 for all NEOs that were employed by the Company in 2022.

Name(1)	2022 Target-level % (of base salary)	Increase	2023 Target-level % (of base salary)	2023 Target Bonus Amount

Chris Villavarayan	—%	—%	125%	$1,250,000

Carl D. Anderson II	—%	—%	90%	$598,500

Sean M. Lannon	80%	—%	80%	$510,658

Brian A. Berube	70%	—%	70%	$387,917

Troy D. Weaver	70%	—%	70%	$379,294

Hadi H. Awada	70%	—%	70%	$370,278

(1)	Messrs. Villavarayan and Anderson joined the Company in 2023 and Mr. Lannon was ineligible for a 2023 bonus after his separation in August 2023.

  50  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

2023 Annual Bonus Plan – Weighted Company Performance

For the year ended December 31, 2023, for the non-business-lead NEOs, the financial performance metrics under the ABP were based upon Adjusted EBIT (as defined below), Adjusted EBIT Margin (as defined below) and Free Cash Flow (or FCF) (as defined below) on a corporate level, and for the business lead NEOs were based on corporate Adjusted EBIT and FCF and Adjusted EBIT and Adjusted EBIT Margin with respect to the respective businesses they oversee. For Mr. Berube, the FCF component was replaced with a strategic operating goal related to cost savings initiatives.

We selected Adjusted EBIT because profitable growth is an important measure of the financial performance of our Company, Adjusted EBIT Margin because operating efficiency is essential to drive shareholder value, and Free Cash Flow because we believe the amount of free cash flow that we generate each year is essential for us to maintain appropriate working capital, complete acquisitions, pay down gross debt, and otherwise deploy capital, including returning capital to shareholders.

For each performance year under the ABP, the Compensation Committee assigns a target, threshold and maximum payout level to each financial performance metric where the actual payout can range from 0% to 200% of the assigned target weighting depending on our achievement of such performance measures. The Compensation Committee sets these targets in order to challenge our executives, including our NEOs, to drive our financial and business performance, taking into account the state of our business, industry dynamics and other business conditions. When setting the ABP targets for 2023, the Compensation Committee considered how the targets compared to 2022 reported results as well as the amounts used for 2022 ABP payouts, which included adjustments for extraordinary events, as identified in our proxy statement filed on April 25, 2023. The Adjusted EBIT target under the 2023 ABP is lower than Adjusted EBIT determined for purposes of payout under the 2022 ABP, which included adjustments to externally-reported 2022 Adjusted EBIT, as previously disclosed. The Adjusted EBIT target under the 2023 ABP, however, represents an approximately $50 million increase, or nearly 9%, over 2022 externally-reported Adjusted EBIT.

The following chart sets forth for the 2023 ABP the weighting of each financial performance metric and the threshold, target and maximum performance targets, as well as the actual performance achieved, for the year ended December 31, 2023:

Metric(1)	Weighting (% of Target)	Threshold (50% Payout(2))	Target (100% Payout(2))	Maximum (200% Payout(2))	Actual Achieved	Payout as % of Weighting	Payout (Weighted % of Total Payout)

Adjusted EBIT	40%	$523	$615	$695	$664	158%	63%

Adjusted EBIT Margin	20%	11%	11.7%	13.4%	12.8%	165%	33%

FCF(3)	20%	$255	$300	$339	$447	200%	40%

(1)

The weighting for Messrs. Awada and Weaver is 30% Adjusted EBIT and 20% for the Adjusted EBIT Margin of the respective businesses they oversee, 10% Axalta Adjusted EBIT and 20% Axalta FCF. Business-level financial performance metric targets and actual performance under the ABP are not reported externally. All $ values are in $ millions.

  2024 PROXY STATEMENT  51

COMPENSATION DISCUSSION AND ANALYSIS

(2)

Achievement below threshold results in zero payout while achievement in excess of maximum performance is capped at 200% of target for each metric. Results between threshold and target and target and maximum are determined on a linear basis.

(3)	For Mr. Berube, the FCF component was replaced with a strategic operating goal related to cost savings initiatives.

Adjusted EBIT, for purposes of the 2023 ABP, differs from our Adjusted EBIT as externally reported for the year ended December 31, 2023 (a reconciliation of which is included in Appendix A), due to required expense recorded within U.S. GAAP to appropriately reflect final payouts in accordance with the 2023 ABP plan design. Adjusted EBIT Margin, for purposes of the 2023 ABP, is calculated by dividing Adjusted EBIT, as defined above, by Axalta’s 2023 net sales. Free Cash Flow, for purposes of the 2023 ABP, is defined as Free Cash Flow as externally reported for the year ended December 31, 2023 (a reconciliation of which is included in Appendix A).

2023 Annual Bonus Plan – Individual Performance

For the individual performance component, the Compensation Committee approves an individual performance factor for each NEO, which reflects each NEO’s performance, business impact, contributions and leadership, among other factors. The individual performance factor is assigned a weight of 20% of each NEO’s target ABP award, and the actual payout can range from 0 to 200% of the weighting depending on the NEO’s individual contributions during the performance period.

For 2023, the Compensation Committee considered the following key achievements in approving the individual performance component for each of our NEOs, with the exception of Mr. Lannon.

Name	Individual Performance Payout	Weighted % of Total Payout	2023 Performance Considerations

Chris Villavarayan	95%	19%

•  Successfully integrated into the Company and Board during first year as CEO

•  Oversaw record financial results in net sales and Adjusted EBITDA

•  Oversaw development and execution of operations excellence projects related to procurement, operations and inventory

Carl D. Anderson II	95%	19%

•  Quickly integrated into the Company and developed strong relationships with investors and analysts

•  Drove strong results focusing on reducing net leverage to 2.9x and refinancing the Company’s 2025 senior notes

•  Refined internal finance policies to simplify decision-making and enable more agile decisions within the business

Brian A. Berube	100%	20%

•  Provided strong support in connection with our CEO and CFO transitions and addition and onboarding of multiple Directors

•  Provided strong support for the transformation initiative announced in February 2024

Troy D. Weaver	95%	19%

•  Oversaw strong results for the Refinish business globally

•  Drove significant price-mix improvement

•  Oversaw the acquisition of André Koch AG, a long-time refinish products distribution partner in Switzerland

Hadi H. Awada	105%	21%

•  Led strong recovery for the global Mobility Coatings business with significant improvement in overall profitability and margin

•  Drove significant price-mix improvement

•  Oversaw new business wins globally, including significant growth in the Asia Pacific region with OEMs in China

  52  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

2023 Annual Bonus Plan – Results

Based on the considerations described above, our level of performance in relation to the corporate and/or business financial performance targets and each NEO’s individual performance component, the weighted bonus payout percentage and the ABP awards earned by our NEOs, with the exception of Mr. Lannon, are set forth in the table below.

Name	2023 Target Bonus Amount	Weighted Financial Performance (80%)	Weighted Individual Performance (20%)	Weighted Bonus Payout % (of Target Bonus)	Actual Award

Chris Villavarayan	$1,250,000	136%	19%	155%	$1,940,000

Carl D. Anderson II	$598,500	136%	19%	155%	$928,872

Brian A. Berube	$387,917	136%	20%	156%	$605,926

Troy D. Weaver	$379,294	122%	19%	141%	$535,980

Hadi H. Awada	$370,278	156%	21%	177%	$654,578

Long-Term Equity Incentive Awards

Our NEOs are eligible to receive long-term equity incentive awards, which comprise a majority of their compensation opportunity. In 2023, our NEOs received long-term incentive awards under our equity incentive plan, which were allocated 60% in PSUs and 40% in

RSUs in order to motivate and retain our executives and align their interests with those of our shareholders. All equity types are subject to a risk of forfeiture should the executive’s employment terminate prior to the vesting date absent certain exceptions.

  2024 PROXY STATEMENT  53

COMPENSATION DISCUSSION AND ANALYSIS

Annual awards under our long-term incentive program were granted (at target value) in 2023 as follows:

Name(1)	PSUs ($)	RSUs ($)	Total ($)

Chris Villavarayan	3,390,000	2,260,000	5,650,000

Brian A. Berube	660,000	440,000	1,100,000

Troy D. Weaver	600,000	400,000	1,000,000

Hadi H. Awada	480,000	320,000	800,000

(1)

Mr. Anderson joined the Company in August 2023 and therefore was not employed at the time of the 2023 annual equity grant. Mr Anderson received a sign-on award in connection with the commencement of his employment, as described below. RSUs and PSUs granted to Mr. Lannon in 2023 were forfeited without payment in connection with Mr. Lannon’s separation in August 2023.

Performance-Based Stock Awards

2023 Target PSUs

The target number of annual PSUs granted to our NEOs during the year ended December 31, 2023 is listed below.

Name(1)	Target Number of PSUs Granted in 2023

Chris Villavarayan	113,758

Brian A. Berube	22,146

Troy D. Weaver	20,134

Hadi H. Awada	16,106

(1)

Mr. Anderson joined the Company in August 2023 and therefore was not employed at the time of the 2023 annual PSU grant. Mr Anderson received a sign-on award in connection with the commencement of his employment, as described below. PSUs granted to Mr. Lannon in 2023 were forfeited without payment in connection with Mr. Lannon’s separation in August 2023.

2023 PSUs

50% of the target amount of PSUs granted in 2023 may be earned based on the Company’s performance relative to Adjusted EBITDA and 50% may be earned based on the Company’s relative total shareholder return (“Relative TSR”). The 2023 PSUs with Adjusted EBITDA as the performance metric have a three-year performance period comprising January 1, 2023 through December 31, 2025. The 2023 PSUs with Relative TSR as the performance metric have a three-year performance period commencing on the day immediately prior to the grant date and ending on the day immediately prior to the third anniversary of the grant date. Adjusted EBITDA, for purposes of the 2023 PSUs, means the Company’s earnings before interest, taxes, depreciation and amortization, adjusted for (i) certain non-cash items included within net income, (ii) certain items not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or are not reasonably likely to recur within the next two years, each as determined by the Compensation Committee and subject to certain other adjustments made in the Compensation Committee’s discretion. Relative TSR compares the Company’s total shareholder return against that of companies in the S&P 400 MidCap Index. The maximum number of shares that may be earned with respect to the 2023 PSUs is 200% of the target number.

  54  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee selected Adjusted EBITDA and Relative TSR, each determined over the applicable performance periods, as the performance metrics for the 2023 PSUs because they believe these metrics are important indicators of financial performance and shareholder value creation over such periods. The Compensation Committee believes that this PSU design incentivizes management to focus on driving both sustainable financial performance and shareholder value. The Compensation Committee set threshold, target and maximum Adjusted EBITDA and Relative TSR performance targets for the applicable performance periods in February 2023 when the 2023 PSUs were awarded, with the performance targets selected based on the Company’s long-term strategic growth plan.

The Compensation Committee will determine Adjusted EBITDA and Relative TSR following the applicable performance periods, with the results being measured against that period’s pre-established targets. In making such determinations, the Compensation Committee has discretion to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.”

The table below sets forth the PSUs, as a percentage of the target PSU grant, that would be earned, based on the Company’s achievement of Adjusted EBITDA and Relative TSR, respectively, for the applicable performance periods.

2023 PSU Vesting Schedules
Adjusted EBITDA Performance	PSUs that would vest as % of target (Adjusted EBITDA)	Relative TSR Performance	PSUs that would vest as % of target (Relative TSR)

<Threshold	0%	<25th percentile	0%

Threshold	50%	25th percentile	50%

Target	100%	50th percentile	100%

Maximum	200%	75th percentile	200%

Earned awards, if any, will vest upon the Compensation Committee’s determination (in 2026) of the Company’s achievement of Adjusted EBITDA and Relative TSR, for the applicable performance periods, subject to the executive’s continued employment as of the date of such determination (or such executive’s “Qualifying

Retirement” as discussed above). Where performance for Adjusted EBITDA and Relative TSR is achieved at a level between threshold and target or target and maximum, the number of PSUs eligible to vest is calculated using straight-line interpolation.

  2024 PROXY STATEMENT  55

COMPENSATION DISCUSSION AND ANALYSIS

2021 & 2022 PSU Awards

PSUs granted in each of 2021 and 2022 may be earned based on the Company’s performance relative to adjusted earnings per share (“Adjusted EPS”) and return on invested capital (“ROIC”) targets, which may be banked in accordance with the below schedule. Such awards are also subject to TSR modifiers.

PSU Banking for each Annual Performance Period and Cumulative Three-Year Performance Period for the 2021 and 2022 PSUs
Actual Performance	PSUs that may be banked (as a percentage of the target award) based on Adjusted EPS actual performance	PSUs that may be banked (as a percentage of the target award) based on ROIC actual performance	Total PSUs that may be banked as a percentage of the target award

<Threshold	0%	0%	0%

Threshold	4.375%	1.875%	6.25%

Target	17.5%	7.5%	25%

Maximum	35%	15%	50%

Adjusted EPS, for purposes of the PSUs granted in each of 2021 and 2022, is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. Adjusted Net Income is GAAP net income adjusted for (i) certain non-cash items included within net income, (ii) certain items we do not believe are indicative of ongoing operating performance and

(iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. ROIC is calculated as Adjusted EBIT (the same amount determined for purposes of the ABP) divided by invested capital. Invested capital is calculated as equity plus debt less cash and cash equivalents.

Banking for 2022 PSU Awards

In February 2024, the Compensation Committee reviewed and approved the Company’s performance relative to the Adjusted EPS and ROIC performance targets that the Committee set for the 2023 performance period under the plan design for the 2022 PSUs (targets set in February 2022). The Adjusted EPS and ROIC results for the 2023 performance period for the 2022

PSUs were each below threshold, resulting in 0% of the target number of PSUs banked for such performance period. Results for the 2024 performance period and cumulative three-year performance period (2022-2024) will be determined by the Compensation Committee in 2025.

  56  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

2021-2023 PSU Payout

For PSUs granted in 2021 to our then-serving NEOs, the Compensation Committee reviewed in February 2024 the Company’s performance relative to the Adjusted EPS and ROIC performance targets that the Compensation Committee set for the 2023 performance period and the cumulative performance period, as well as the Company’s Relative TSR against the S&P 400 Materials index over the cumulative three-year performance period, under the Company’s 2021 PSUs (targets set in March 2021).

The below table sets forth the relevant Adjusted EPS and ROIC thresholds, targets and maximums, as well as the actual results, in each case for each of the relevant performance periods. For the 2023 performance period and the cumulative three-year performance period, Adjusted EPS and ROIC were below threshold and therefore no PSUs were earned for such performance periods, as shown below. The PSUs banked in the 2021 performance period are the only PSUs that were earned for the 2021 PSUs. The Company’s TSR over the period was 16.13%, which resulted in a relative TSR at the 38th percentile of the peer group and therefore no modification to the number of PSUs earned.

Period	Weight	Metric	Threshold	Target	Maximum	Result	% of Target	% Banked

2021	25%	Adjusted EPS (70%)	$1.53	$1.91	$2.29	$1.67	87.43%	9.4%
		ROIC (30%)	12.30%	15.40%	18.50%	13.07%	84.87%	3.3%
							2021 Total	12.7%

2022	25%	Adjusted EPS (70%)	$1.84	$2.30	$2.76	$1.72	74.78%	—%
		ROIC (30%)	15.10%	18.90%	22.70%	13.99%	74.02%	—%

							2022 Total	—%

2023	25%	Adjusted EPS (70%)	$2.07	$2.59	$3.11	$1.65 (1)	63.71%	—%
		ROIC (30%)	17.40%	21.70%	26.00%	15.95%	73.50%	—%
							2023 Total	—%

Cumulative 3-Years	25%	Adjusted EPS (70%)	$5.44	$6.80	$8.16	$5.04	74.12%	—%
		ROIC (30%)	14.90%	18.70%	22.40%	14.34%	76.68%	—%
							Cumulative Total	—%

(1)

Adjusted EPS for 2023 for purposes of the 2021 PSUs is greater than publicly-reported Adjusted EPS for 2023 ($1.57). The net impacts of our 2022 term loan refinancing and the refinancing of our 2025 Senior Notes in 2023 were added back to publicly-reported Adjusted EPS because such impacts were not contemplated at the time targets were set for the 2021 PSUs. Adjusted EPS for 2023 and the cumulative 3-year performance period were each below threshold notwithstanding such adjustment.

RSUs

RSUs granted under our equity incentive plan generally have vesting schedules that are designed to encourage a recipient’s continued employment and to drive shareholder value. The annual RSUs granted to our NEOs in 2023 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued

employment on each applicable vesting date. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.” The number of annual RSUs granted to our NEOs during the year ended December 31, 2023 is listed below.

Name(1)	Number of RSUs Granted in 2023

Chris Villavarayan	75,839

Brian A. Berube	14,766

Troy D. Weaver	13,423

Hadi H. Awada	10,739

(1)

Mr. Anderson joined the Company in August 2023 and therefore was not employed at the time of the 2023 annual RSU grant. Mr. Anderson received a sign-on award in connection with the commencement of employment, as described below. RSUs granted to Mr. Lannon in 2023 were forfeited without payment in connection with his separation from Axalta in August 2023.

  2024 PROXY STATEMENT  57

COMPENSATION DISCUSSION AND ANALYSIS

Sign-On Awards

In connection with the commencement of Mr. Anderson’s employment in August 2023, in order to align his interests with those of our shareholders and ensure he was incentivized to achieve the same performance goals as our other executive officers, Mr. Anderson received a sign-on award with a grant date value of $3,500,000, consisting of 50% RSUs and 50% PSUs. The RSUs vest in three equal amounts on each of the first three anniversaries of the grant date and the PSUs vest on the same terms as the PSUs granted to the other senior executives of the Company in the annual PSU grant in 2023. In determining the value of the sign-on equity awards and other compensation offered to Mr. Anderson, the Company considered, among other things, the value of the compensation Mr. Anderson would be required to forfeit from his prior employer.

Defined Contribution Plans

401(k) Plan

We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a non-discretionary Company contribution of up to 3% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including Company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our U.S. salaried employees, including the NEOs.

Deferred Compensation Plans

In addition to the 401(k) Plan, in 2023 we maintained two nonqualified deferred compensation plans for a select group of highly compensated, senior management employees, including NEOs.

The Axalta Coating Systems, LLC Retirement Savings Restoration Plan, which has been frozen since 2014, permitted participants to defer their base salary in excess of the Code compensation limits (up to a maximum of 6%), and provided matching contributions in an amount equal to 100% of the participant’s contributions as well as a nonelective contribution equal to 3% of the participant’s compensation that is in excess of the annual limit under section 401(a)(17) of the Code.

The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer up to 100% of their base salary in excess of the annual limits under section 401(a)(17) of the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. Participants in the plan may also defer future bonus amounts. This plan provides for a 4% excess matching contribution and a 3% excess contribution on deferred salary, each provided at the Company’s discretion, as well as an additional discretionary contribution as determined by the Compensation Committee.

  58  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Policies and Considerations

Executive Officer Stock Ownership Guidelines

To directly align the interests of our NEOs with our shareholders, our Compensation Committee has adopted stock ownership and holding guidelines. The guidelines require that, within five years of becoming subject to the guidelines, or the appointment to their current position, our NEOs and other officers listed below must directly or indirectly own an amount of our common shares and unvested RSUs at least equal to the multiple of their respective base salaries set forth below. Holdings of PSUs and unexercised stock options are not counted in determining whether the applicable ownership level is met.

Group	Ownership Level

CEO	5x base salary

President and Senior Vice President direct reports to CEO	2x base salary

An executive who does not satisfy the ownership requirement must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of RSUs and PSUs, in each case net of applicable taxes, until the executive satisfies the ownership requirement. The

Compensation Committee reviews each NEO’s compliance with the stock ownership and holding guidelines on an ongoing basis based on the NEO’s current base salary and the price of our common shares. All of our NEOs met the guidelines or were within the grace period as of December 31, 2023.

Prohibition on Pledging, Hedging and Other Transactions

Our insider trading policy prohibits our officers, directors and employees from pledging their Axalta common shares as collateral to secure loans, utilizing their common shares as collateral for margin loans or placing common shares in margin accounts, engaging in hedging transactions or otherwise speculating on short-term movements in the price of our common shares.

Incentive Compensation Recoupment Policies

Effective December 2023, the Compensation Committee adopted a clawback policy, which applies to certain of the Company’s executive officers (as defined in the NYSE rules), to comply with rules recently adopted by the SEC and NYSE. In accordance with such rules, recoupment under this clawback policy is triggered by the requirement to restate previously issued financial statements under certain circumstances. The Company maintains another incentive compensation recoupment policy that applies to all members of our Executive Committee and certain other members of our senior leadership team, which is triggered by a financial restatement as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics.

Severance Arrangements

Since 2020, the Company has utilized a Restrictive Covenant and Severance Policy (the “Severance Policy”) with respect to all new members of senior leadership, except for the CEO. Messrs. Anderson, Awada and Weaver are all subject to the Severance Policy. Mr. Villavarayan is party to an Executive Restrictive Covenant and Severance Agreement with the Company (the “Executive Agreement”). The rights of our NEOs under the Executive Agreement and the Severance Policy (as applicable), which are described in the graphic below, are substantially similar, and, as used in this Compensation Discussion and Analysis, references to “Severance Arrangements” should be read to include the Executive Agreement and the Severance Policy, except where otherwise noted. Messrs. Lannon and Berube, both of whom have ceased employment with the Company, were parties to agreements similar to the Executive Agreement, as described in our definitive proxy statement filed with the SEC on April 25, 2023.

  2024 PROXY STATEMENT  59

COMPENSATION DISCUSSION AND ANALYSIS

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and any other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

Senior Vice President and Chief Financial Officer Employment Matters

In July 2023, Mr. Anderson was appointed as the Company’s Senior Vice President and Chief Financial Officer, effective August 14, 2023, and, in connection with his appointment, Mr. Anderson entered into an offer letter with the Company that provides for the following compensatory arrangements:

•	An initial annual base salary of $665,000.

•	A target ABP percentage for 2023 of 90% of his annual base salary, which was not prorated for 2023.
•

A sign-on cash bonus in the amount of $500,000, which is repayable in full if, before the second anniversary of his start date, Mr. Anderson terminates his employment or the Company terminates his employment for Cause (as defined in the Severance Policy).

•

Sign-on equity awards in the aggregate amount of $3,500,000 comprised of 50% RSUs and 50% PSUs, with the PSUs subject to the same terms as the PSUs granted to the other senior executives of the Company in the annual PSU grant in 2023 and

  60  AXALTA COATING STSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

the RSUs vesting in three equal amounts on each of the first, second and third anniversaries of the grant date, in each case subject to Mr. Anderson’s continued employment.

•

2024 long-term equity incentive awards with an aggregate target grant date value of $1,750,000, to be granted on the same terms and at the same time as the annual long-term equity incentive awards provided to the Company’s senior management.

•

A relocation package consisting of a $75,000 lump sum payment, which is repayable in full if, prior to the first anniversary of Mr. Anderson’s start date, he terminates his employment or the Company terminates his employment for Cause (as defined in the Severance Policy).

Lannon Separation Agreement

In connection with Mr. Lannon and the Company mutually agreeing that Mr. Lannon resign from his position as Senior Vice President and Chief Financial Officer, the Company and Mr. Lannon entered into a Separation and Release Agreement pursuant to the terms of the Executive Restrictive Covenant and Severance Agreement, dated as of December 10, 2018 (the “Lannon Executive Agreement”), by and among Mr. Lannon, the Company and Axalta Coating Systems, LLC. Under the Lannon Executive Agreement, because the termination of Mr. Lannon’s employment was a “Qualifying Termination,” Mr. Lannon was entitled to, subject to his execution and non-revocation of a general release of claims and compliance with certain restrictive covenants, including non-competition obligations, (1) a cash severance payment in the amount of $1,148,980, payable over 12 months in regular installments and (2) certain other benefits under the terms of the Lannon Executive Agreement, including a lump sum cash payment in an aggregate amount equal to 12 months of the applicable monthly premium cost that Mr. Lannon would be required to pay to continue qualifying health coverage under COBRA. Pursuant to the award agreement covering the 2022 retention RSUs, Mr. Lannon received accelerated vesting of the unvested portion of such 2022 retention RSUs, with a vesting date value of $830,820 (determined based on the unvested portion of the RSUs and the closing share price on the date the shares were determined to have vested), and, pursuant to the letter agreement covering his 2022 cash retention bonus, Mr. Lannon was not required to repay any of such 2022 cash retention bonus. All of Mr. Lannon’s unvested annual equity awards, including the 30,200 PSUs (target value $900,000) and 20,135 RSUs (target value $600,000) granted as part of the 2023 annual equity grant to our executive officers, were forfeited without payment upon the termination of his employment. Mr. Lannon was not entitled to a bonus under our 2023 ABP.

Berube Retirement

In September 2023, Mr. Berube, the Company’s then Senior Vice President, General Counsel & Corporate Secretary, informed the Board of his decision to retire from such positions, effective as of December 31, 2023. In connection with his retirement, Mr. Berube and the Company entered into a Consulting Agreement pursuant to which Mr. Berube is providing certain consulting services as requested by the Company following the effectiveness of his retirement through July 31, 2024 (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Berube will receive, among other things, a monthly retainer of $27,000 and his outstanding equity awards will continue to vest during the term of the Consulting Agreement in accordance with the terms of the agreements governing such equity awards and the terms and conditions of the Company’s equity incentive plan. At the end of the term of the Consulting Agreement, all outstanding and unvested equity awards will be forfeited other than any outstanding performance-based equity awards held by Mr. Berube, which will be prorated for service through such date and remain outstanding and eligible to vest based on the Company’s actual performance under such awards. In addition, any vested but unexercised options held by Mr. Berube at the end of the term of the Consulting Agreement will be exercisable by Mr. Berube until the earlier of 12 months after the end of the term of the Consulting Agreement and the expiration date.

Other Elements of Compensation and Perquisites

We provide our NEOs with certain relatively low-cost personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are nonetheless an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term and long-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical,

  2024 PROXY STATEMENT  61

COMPENSATION DISCUSSION AND ANALYSIS

umbrella liability insurance, supplemental long-term disability insurance, global travel insurance, travel for spousal attendance at certain business functions and limited personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes.

  62  AXALTA COATING STSTEMS

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee of the Board of Directors consists of the four directors named below.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted,

COMPENSATION COMMITTEE

William M. Cook (Chair)

Jan A. Bertsch

Deborah J. Kissire

Robert M. McLaughlin

  2024 PROXY STATEMENT  63

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Compensation Plan ($)(5)	All Other ($)(6)	Total ($)

Chris Villavarayan	2023		1,000,000	—	6,397,949	—	1,940,000	356,056	9,694,005

Chief Executive Officer	2022	(7)	—	—	—	—	—	—	—

and President	2021	(7)	—	—	—	—	—	—	—

Carl D. Anderson II	2023		255,769	500,000	3,756,528	—	928,872	84,942	5,526,111

Senior Vice President and	2022	(7)	—	—	—	—	—	—	—

Chief Financial Officer	2021	(7)	—	—	—	—	—	—	—

Sean M. Lannon	2023		410,399	—	1,698,548	—	—	2,052,533	4,161,480

Former Senior Vice President and	2022		604,413	3,500,000	3,056,507	—	333,418	46,879	7,541,217

Chief Financial Officer	2021		569,135	—	1,206,882	—	352,728	43,511	2,172,255

Brian A. Berube	2023		550,392	—	1,245,588	—	605,926	48,361	2,450,267

Former Senior Vice President,	2022		529,948	—	2,241,406	—	253,278	43,454	3,068,086

General Counsel & Corporate Secretary	2021		515,323	—	997,000	—	278,352	43,976	1,834,651

Troy D. Weaver	2023		536,524	—	1,132,380	—	535,980	46,918	2,251,802

President, Global Refinish	2022		504,554	—	2,037,654	—	286,131	44,228	2,872,567

	2021		471,923	—	839,588	—	460,514	27,905	1,799,930

Hadi H. Awada	2023		525,366	—	905,878	—	654,578	45,345	2,131,167

President, Global Mobility Coatings	2022		505,852	—	1,630,116	—	232,287	38,985	2,407,240

	2021		495,000	—	839,588	—	180,380	36,749	1,551,717

(1)

Reflects base salary actually paid to each NEO for the applicable calendar year. The 2023 base salary rates as approved by the Compensation Committee, effective as of March 13, 2023, were as follows: Mr. Lannon, $638,322; Mr. Berube, $554,167; Mr. Weaver, $541,848; and Mr. Awada $528,969. Messrs. Villavarayan’s and Anderson’s base salary rates, $1,000,000 and $665,000, respectively, were set pursuant to their respective offer letters. For additional information, see “Compensation Discussion and Analysis – Base Salary.”

(2)

Reflects a cash sign-on bonus of $500,000 which is subject to repayment conditions as described above under the heading “Senior Vice President and Chief Financial Officer Employment Matters” in “Compensation Discussion and Analysis” above.

(3)

Amounts represent the aggregate grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. Refer to Note 8 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for information regarding the assumptions used to value these awards. These values do not represent amounts paid to or realized by the applicable NEO. Stock awards granted in 2023 include both time-based RSUs and performance-based PSUs, and the grant date fair value included for PSUs is based on performance at target levels, which was the assumed probable outcome of such conditions as of the grant date. Assuming that the highest level of performance conditions will be achieved for the PSUs, the grant date values of the total stock awards made in the fiscal year ended December 31, 2023 are as follows: Mr. Villavarayan, $9,039,979; Mr. Anderson, $5,249,957; Mr. Lannon, $2,399,943; Mr. Berube, $1,759,928; Mr. Weaver, $1,599,991; and Mr. Awada, $1,279,939. Stock awards for 2023 include the RSUs and PSUs granted to Mr. Anderson pursuant to his offer letter as described under “Senior Vice President and Chief Financial Officer Employment Matters” in “Compensation Discussion and Analysis” above. The 2023 RSUs and PSUs granted to Mr. Lannon were forfeited without payment in connection with his separation in August 2023.

(4)

The Consulting Agreement entered into between Mr. Berube and the Company in connection with Mr. Berube’s retirement provided that outstanding options held by Mr. Berube at the end of the term of the Consulting Agreement will be exercisable by Mr. Berube until the earlier of 12 months (previously 6 months) after the end of the term of the Consulting Agreement or the expiration date of the applicable options, resulting in a modification of Mr. Berube’s outstanding options. It was determined, using Black-Scholes option pricing model analysis, that the modification did not result in expense incremental to grant date expense for the Company.

(5)

Amounts represent awards earned under our ABP. For additional information, see “Annual Performance-Based Compensation” in “Compensation Discussion and Analysis” above. Mr. Lannon was not entitled to a bonus under our ABP in 2023 due to his separation in August 2023.

  64  AXALTA COATING STSTEMS

EXECUTIVE COMPENSATION

(6)

Other compensation for the year ended December 31, 2023 includes (i) the value of certain perquisites provided to the NEOs, (ii) our contributions to the NEOs’ 401(k) and deferred compensation plan accounts, and (iii) severance payments and benefits provided to Mr. Lannon in connection with his separation in August 2023, in each case as set forth in the following table.

Name	Year	Transportation Related ($)	Individual Liability Insurance ($)	Individual Disability Insurance ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Executive Physicals ($)	Other Payments ($)(i)	Total ($)(ii)

Chris Villavarayan	2023	—	2,226	3,345	23,100	—	—	327,385	356,056

Carl D. Anderson II	2023	—	2,226	810	6,906	—	—	75,000	84,942

Sean M. Lannon	2023	—	—	2,580	13,200	—	—	2,036,753	2,052,533

Brian A. Berube	2023	—	2,226	4,367	23,100	15,368	3,300	—	48,361

Troy D. Weaver	2023	—	2,226	3,919	23,100	14,373	3,300	—	46,918

Hadi H. Awada	2023	—	2,226	3,100	23,100	13,619	3,300	—	45,345

(i)

With respect to Mr. Villavarayan, represents relocation assistance in connection with his appointment as Chief Executive Officer and President, including a one-time relocation bonus of $15,000 and reimbursement of expenses incurred in connection with his relocation, including temporary housing and travel expenses, commissions and other closing costs in connection with a home sale and shipment of household goods. With respect to Mr. Anderson, represents a lump sum payment for relocation assistance in connection with his appointment as Senior Vice President and Chief Financial Officer. With respect to Mr. Lannon, represents severance payments made to Mr. Lannon in connection with his departure as our Senior Vice President and Chief Financial Officer, consisting of (a) cash severance in the amount of $1,148,980, payable over 12 months, (b) $24,837 for 12 months of COBRA premiums and (c) $830,820 the vesting date value associated with the accelerated vesting of the unvested portion of his 2022 retention RSUs.

(ii)

From time to time the Company allows its employees, including the NEOs, the personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes. In addition, from time to time an executive’s spouse may accompany him or her on a business-related flight aboard a private aircraft. There is no incremental cost to the Company for the use of such tickets or such flights and therefore such items are not reflected in the amounts above.

(7)	Executive was not an employee for such year.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Chris Villavarayan	ABP		625,000	1,250,000	2,500,000
	PSU	2/28/2023				56,879	113,758	227,516		4,137,947
	RSU	2/28/2023							75,839	2,260,002

Carl D. Anderson II	ABP		299,250	598,500	1,197,000
	PSU	8/14/2023				30,984	61,968	123,936		2,006,524
	RSU	8/14/2023							61,969	1,750,005

Sean M. Lannon	ABP		255,329	510,658	1,021,316
	PSU	2/28/2023				15,100	30,200	60,400		1,098,525
	RSU	2/28/2023							20,135	600,023

Brian A. Berube(5)	ABP		193,959	387,917	775,834
	PSU	2/28/2023				11,073	22,146	44,292		805,561
	RSU	2/28/2023							14,766	440,027

Tory D. Weaver	ABP		189,647	379,294	758,588
	PSU	2/28/2023				10,067	20,134	40,268		732,374
	RSU	2/28/2023							13,423	400,005

Hadi H. Awada	ABP		185,139	370,278	740,556
	PSU	2/28/2023				8,053	16,106	32,212		585,856
	RSU	2/28/2023							10,739	320,022

  2024 PROXY STATEMENT  65

EXECUTIVE COMPENSATION

(1)

The amounts shown for the ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. Threshold payout reflects threshold Company performance and a 50% individual performance payout. Target payout reflects target Company performance and a 100% individual performance payout. Maximum payout reflects maximum Company performance and a 200% individual performance payout. The amount that can be earned ranges from 0 to 200% of the target payout amount. The actual amounts earned for 2023 are reported in the Summary Compensation Table. For a full description of the ABP, see the heading “Annual Performance-Based Compensation” in “Compensation Discussion and Analysis” above. Mr. Lannon was not paid a bonus under our ABP in 2023 due to his separation in August 2023.

(2)

Represents annual and, with respect to Mr. Anderson, sign-on PSUs awarded in 2023, with the number of PSUs equal to the target award value divided by the closing stock price on the grant date. The 2023 PSUs cover a three-year performance period and can vest between 0% to 200% of the target award value. See the “Long-Term Equity Incentive Awards – Performance-Based Stock Awards” section in “Compensation Discussion and Analysis” above for more detail.

(3)

Represents annual and, with respect to Mr. Anderson, sign-on RSUs awarded in 2023, with the number of RSUs equal to the target award value divided by the closing stock price on the grant date. The RSUs vest in equal annual installments on each of the first, second and third anniversaries of the grant date. See the “Long-Term Equity Incentive Awards – RSUs” section in “Compensation Discussion and Analysis” above for more detail.

(4)

The grant date fair values for RSUs and PSUs were determined in accordance with FASB ASC Topic 718. The grant date fair value for RSUs equaled the closing stock price on the date of the grant. The grant date fair value for PSUs was determined using a valuation methodology (Monte Carlo simulation model) to account for the market conditions linked to these awards. Refer to Note 8 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for additional information regarding the assumptions used to value these awards.

(5)

The Consulting Agreement entered into between Mr. Berube and the Company in connection with Mr. Berube’s retirement provided that outstanding options held by Mr. Berube at the end of the term of the Consulting Agreement will be exercisable by Mr. Berube until the earlier of 12 months (previously 6 months) after the end of the term of the Consulting Agreement or the expiration date of the applicable options, resulting in a modification of Mr. Berube’s outstanding options. It was determined, using Black-Scholes option pricing model analysis, that the modification did not result in expense incremental to grant date expense for the Company.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2023.

Name	Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Chris Villavarayan	2/28/2023					75,839		2,576,251

	2/28/2023									56,879	1,932,180

Carl D. Anderson II	8/14/2023					61,969		2,105,087

	8/14/2023									30,984	1,052,526

Sean M. Lannon	2/25/2019	38,580		27.01	2/25/2024

	2/5/2018	9,884		29.81	2/25/2024

	2/6/2017	9,765		29.48	2/25/2024

	2/2/2016	12,106		23.24	2/25/2024

	5/12/2015	14,939		32.50	2/25/2024

Brian A. Berube	2/28/2023					14,766		501,601

	2/28/2023									11,073	376,150

	7/27/2022					22,367		759,807

	2/15/2022					10,178		345,747

	2/15/2022									5,725	194,478

	3/3/2021					4,566		155,107

	3/3/2021					2,610	(5)	88,662	(6)

	6/14/2019	29,205		26.08	6/14/2029

	6/14/2019	37,387		26.08	6/14/2029

Troy D. Weaver	2/28/2023					13,423		455,979

	2/28/2023									10,067	341,976

	7/27/2022					20,333		690,712

	2/15/2022					9,254		314,358

	2/15/2022									5,205	176,797

	3/3/2021					3,845		130,615

	3/3/2021					2,198	(5)	74,666	(6)

	2/25/2019	11,574		27.01	2/25/2029

	2/5/2018	8,768		29.81	2/5/2028

	2/6/2017	8,951		29.48	2/6/2027

	2/2/2016	11,006		23.24	2/2/2026

	5/12/2015	10,457		32.50	5/12/2025

Hadi H. Awada	2/28/2023					10,739		364,804

	2/28/2023									8,053	273,560

	7/27/2022					16,266		552,556

	2/15/2022					7,403		251,480

	2/15/2022									4,164	141,434

	3/3/2021					3,845		130,615

	3/3/2021					2,198	(5)	74,666	(6)

  2024 PROXY STATEMENT  67

EXECUTIVE COMPENSATION

(1)

Annual RSUs granted in March 2021, February 2022 and February 2023 vest one-third on the first, second and third anniversaries of the respective grant dates. The sign-on RSUs granted to Mr. Anderson in August 2023 vest one-third on the first, second and third anniversaries of the grant date, as described in more detail in “Senior Vice President and Chief Financial Officer Employment Matters” in “Compensation Discussion and Analysis” above. The July 2022 retention RSU awards vest 50% on each of the first and second anniversaries of the grant date.

(2)

These values equal the number of RSUs multiplied by the closing price of our common shares ($33.97) on December 29, 2023. The actual value of awards at the end of the applicable performance or vesting cycle, as applicable, may vary from the valuations indicated above.

(3)

Based on performance through December 31, 2023, PSUs for the 2022-2024 performance cycle (granted in February 2022) reflect a threshold performance payout level (25%) and PSUs for the 2023-2025 performance cycle (granted in February 2023) reflect a threshold performance payout level (50%). PSUs for the 2022-2024 and 2023-2025 performance cycles will vest, if at all, following the Compensation Committee’s determination of PSUs earned in 2025 and 2026, respectively.

(4)

These values equal the number of PSUs indicated multiplied by the closing price of our common shares ($33.97) on December 29, 2023. The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above.

(5)

Represents PSUs for the 2021-2023 performance cycle, reflecting the actual performance payout level of 12.7%, which, as of December 31, 2023, were subject only to service-based vesting requirements as the performance period has ended. In February 2024, the Compensation Committee determined that based on performance through December 31, 2023, the PSUs for the 2021-2023 performance cycle vested at 12.7% of target.

(6)

These values equal the number of 2021 PSUs indicated multiplied by the closing price of our common shares ($33.97) on December 29, 2023. The actual value of awards at the date they were determined to vest varied from this value because the price of our common shares was different on such date than it was at December 29, 2023.

2023 Options Exercised and Shares Vested

The value of the shares acquired on vesting of RSUs by each NEO during 2023 are set forth in the table below. None of our NEOs exercised stock options in 2023.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Chris Villavarayan	—	—	—	—

Carl D. Anderson II	—	—	—	—

Sean M. Lannon	—	—	78,176	2,322,776

Brian A. Berube	—	—	36,281	1,133,694

Troy D. Weaver	—	—	32,168	1,006,186

Hadi H. Awada	—	—	31,985	970,096

(1)

The value realized on exercise is equal to the difference between the option exercise price and the value of the shares on the exercise date, multiplied by the number of shares being exercised, without taking into account any taxes that may be payable in connection with the transaction.

(2)	The value realized on vesting of RSUs is equal to the closing market price on the vesting date multiplied by the total number of RSUs vested.

Pension Benefits for 2023

Our NEOs do not participate in any defined benefit pension plans and received no pension benefits during the year ended December 31, 2023.

  68  AXALTA COATING STSTEMS

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

The following table provides information on the Company’s defined contribution deferred compensation plan, the Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan (the “NDCP”). Messrs

Villavarayan and Anderson did not participate in this plan during 2023. For additional information, see the discussion above under “Defined Contribution Plans — Deferred Compensation Plans.”

Name	Year	Executive Contributions in Last FY ($)(2)	Company Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals in Last FY ($)(5)	Aggregate Balance at Last FYE ($)(6)

Sean M. Lannon(1)	2023	100,025	—	31,626	-41,437	422,248

Brian A. Berube	2023	12,788	15,368	19,827	—	125,222

Troy D. Weaver	2023	20,007	14,373	9,295	—	81,442

Hadi H. Awada	2023	14,242	13,619	5,507	—	99,233

(1)

The Company previously offered the Axalta Coating Systems, LLC Retirement Savings Restoration Plan (the “RSRP”) that provided for deferrals of compensation on a basis that is not tax-qualified. The RSRP was frozen in 2014 and Mr. Lannon is the only NEO that participated in the RSRP. In 2023, Mr. Lannon had de minimis RSRP earnings in 2023 and a de minimis aggregate balance at December 31, 2023 in his RSRP.

(2)	Reflects elective deferrals of base salary and annual bonus. These amounts, if any, are also reflected in the Summary Compensation Table in the Salary and/or Bonus columns, as applicable.
(3)	These amounts are also reflected in the Summary Compensation Table in the All Other compensation column.
(4)

Earnings represent returns on investments in investment alternatives elected by the participant. The investment alternatives are the same investment alternatives available to employees under the 401(k) Plan, except that the 401(k) Plan offers a Federal Money Market fund investment that is not offered under the NDCP.

(5)

Under the NDCP, participants may elect to receive all or a portion of the vested balance of the participant’s account as soon as practicable (but no longer than 90 days) following the earlier of the January 1st or July 1st following the participant’s death, disability or other separation from service, with payment in a lump sum or up to 10 annual installments. A participant may also elect to receive all or a portion of the vested balance of the participant’s account while still providing services, in a lump sum in the calendar month designated by the participant, provided, that, if the participant’s death, disability or separation from service precedes the in-service distribution date elected by the participant, the vested balance of the participant’s account will be distributed in connection with the participant’s death, disability or other separation from service.

(6)	All or a portion of these amounts have been reported in the Summary Compensation Table for Messrs. Lannon, Berube, Weaver and Awada in previous years.

Potential Payments upon Termination or Change-in-Control

Severance Arrangements

Each of our NEOs has a Severance Arrangement that provides for severance benefits upon termination of employment. See “Severance Arrangements” above for a description of the Severance Agreements and the severance entitlements thereunder. No severance is payable under the Severance Arrangements in connection with a termination of a NEO’s employment by us for Cause, by the NEO without Good Reason or due to the NEO’s death or disability, and the Severance Arrangements do not contain any “single-trigger” provisions that would entitle the NEOs to payments, vesting or other entitlements solely due to a Change-in-Control.

Equity Award Agreements and Equity Plan

Our NEOs’ equity award agreements and our equity plan contain provisions relating to termination of employment and a Change-in-Control as described below.

The award agreements governing our NEOs’ RSUs and options provide for 100% accelerated vesting if the NEO’s employment is terminated by us without Cause or by the NEO for Good Reason within two years following a Change-in-Control. The award agreements governing our NEOs’ 2021 and 2022 PSUs provide that if a Change-in-Control occurs the number of PSUs earned will equal the sum of any “banked” amounts relating to completed performance periods, plus (x) 100%, 80% or 60% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2021, 2022 or 2023, respectively, with respect to the 2021 PSUs and (y) 100%, 75% or 50% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2022, 2023 or 2024, respectively, with respect to the 2022 PSUs. The award agreements governing our NEOs’ 2023 PSUs subject to Adjusted EBITDA metrics provide that if a Change-in-Control occurs (i) at any time during the performance period, the number of PSUs

  2024 PROXY STATEMENT  69

EXECUTIVE COMPENSATION

determined to vest shall be equal to the greater of the number of PSUs that would be earned upon the Company’s achievement of the target performance level and actual performance through the Change-in-Control date and (ii) on or after the last day of the performance period, the number of PSUs determined to vest shall be equal to the number of PSUs earned based on the Company’s actual achievement for the performance period. The award agreements governing our NEOs’ 2023 PSUs subject to Relative TSR metrics provide that if the Change-in-Control occurs at any time during the performance period, the number of PSUs determined to vest shall be equal to the greater of the number of PSUs that would have been earned upon the Company’s achievement of the target performance level and actual performance through the Change-in-Control date. Subject to the NEO’s continued employment, these PSUs will vest on the last day of the applicable performance period, provided that vesting will be accelerated if the NEO’s employment is terminated by us without Cause or by the NEO for Good Reason within two years following the Change-in-Control or if the successor entity in the Change-in-Control does not assume or substitute the awards in connection with the Change-in-Control.

The award agreements governing the NEOs’ outstanding annual equity awards also provide for accelerated vesting if the applicable NEO’s employment is terminated due to the NEO’s death or if we terminate the NEO’s employment due to the NEO’s disability, with the number of PSUs accelerated equal to target level of performance. The award agreements governing the NEOs’ retention RSU awards granted in July 2022 also provide for accelerated vesting if the applicable NEO’s employment is terminated by us without Cause or by the NEO for Good Reason.

Our equity plan gives the plan administrator (our Compensation Committee) discretion regarding treatment of outstanding equity awards in connection with a Change-in-Control and other transactions, which may include, among other things, canceling the awards in exchange for cash payments, accelerating the vesting of awards or providing for the successor entity to assume or substitute awards. The equity plan also provides that if a successor entity refuses to assume or substitute awards in connection with a Change-in-Control, the awards will either be canceled in exchange for cash payments or become fully vested.

  70  AXALTA COATING STSTEMS

EXECUTIVE COMPENSATION

Estimate of Payments and Benefits

The table below reflects the severance payments and benefits and equity award vesting entitlements our NEOs (other than Messrs. Lannon and Berube) would have been entitled to assuming a termination of employment effective as of December 31, 2023 (i) by us without Cause in the case of all such NEOs, (ii) in the case of Mr. Villavarayan, by Mr. Villavarayan for Good Reason (not in connection with a Change-in-Control), (iii) by us without Cause or by the NEO for Good Reason within two years following a Change-in-Control and (iv) due to the NEO’s death or by us due to the NEO’s disability. A description of the severance payments or benefits actually paid or provided to Messrs. Lannon and Berube in connection with Mr. Lannon’s separation and Mr. Berube’s retirement, respectively, are described under “Lannon Separation Agreement” and “Berube Retirement” in “Compensation Discussion and Analysis” above.

The NEOs would not be entitled to any severance payments or benefits or accelerated vesting of equity awards upon a termination of their employment by us for Cause or by the NEO without Good Reason. The estimated value of accelerated vesting of equity awards was determined based on the closing price of our common shares on December 29, 2023, which was the last trading day during the year. We would not reimburse NEOs for any excise or other taxes they owe under Section 4999 of the Code or otherwise due to their receipt of “excess parachute payments.” The total benefits provided to a NEO in connection with a Change-in-Control would be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax if the effect of such reduction would be to place the NEO in a better after-tax economic position than if no such reduction had been made.

Name	Payment Type	Death/Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		Termination Without Cause or Resignation for Good Reason Following a Change-in-Control ($)
Chris Villavarayan	Salary Severance	—		2,000,000		3,000,000
	Bonus Severance(1)	—		2,500,000		3,750,000
	Equity Award Vesting	6,440,610	(2)	—		8,218,215	(2)
	Other Severance(3)	—		11,667		35,000
	Total	6,440,610		4,511,667		15,003,215
Carl D. Anderson II	Salary Severance	—		665,000		1,330,000
	Bonus Severance(1)	—		598,500		1,197,000
	Equity Award Vesting	4,210,140	(4)	—		5,178,464	(4)
	Other Severance(3)	—		20,201		40,403
	Total	4,210,140		1,283,701		7,745,867
Troy D. Weaver	Salary Severance	—		541,848		1,083,696
	Bonus Severance(1)	—		379,294		758,587
	Equity Award Vesting	3,570,485	(5)	690,712	(6)	3,390,178	(5)
	Other Severance(3)	—		27,352		54,703
	Total	3,570,485		1,639,206		5,287,164
Hadi H. Awada	Salary Severance	—		528,969		1,057,938
	Bonus Severance(1)	—		370,278		740,556
	Equity Award Vesting	3,000,027	(5)	552,590	(6)	2,762,110	(5)
	Other Severance(3)	—		27,901		55,802
	Total	3,000,027		1,479,738		4,616,406

(1)

In addition to the amount shown, each NEO is entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.

(2)	Reflects 2023 annual grants of PSUs and RSUs.
(3)

Reflects estimated premium payment needed to continue group medical, dental and vision health insurance coverage for a period of 12 months after the termination date (or 24 months after a Change-in-Control) for all applicable NEOs other than Mr. Villavarayan and for a period of 24 months after the termination date (or 36 months after a Change-in-Control) for Mr. Villavarayan.

(4)

Reflects the sign-on RSUs and PSUs granted to Mr. Anderson as described in more detail in “Chief Financial Officer and Senior Vice President Employment Matters” in “Compensation Discussion & Analysis” above.

(5)	Reflects 2021, 2022 and 2023 annual grants of RSUs and PSUs, as applicable. This amount also reflects the unvested portions of the retention RSUs granted to each of Messrs. Weaver and Awada in 2022.
(6)	Reflects the unvested portion of the retention RSUs granted in 2022 which RSUs would vest upon a termination of the applicable NEO by us without Cause or by the applicable NEO for Good Reason.

  2024 PROXY STATEMENT  71

EXECUTIVE COMPENSATION

The following definitions apply to the above termination scenarios:

•

Termination without Cause. A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company or any of its subsidiaries. If the NEO fails to cure the event or condition within 30 days after the Company has delivered notice to the NEO, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.

•

Termination for Good Reason. In the Executive Agreement, Mr. Villavarayan would be entitled to severance if he resigns for “Good Reason” in the event that any of the following events or conditions occurs without Mr. Villavarayan’s written consent: (i) a decrease in Mr. Villavarayan’s base salary, other than a reduction in Mr. Villavarayan’s base salary of less

•

than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company; (ii) a material decrease in Mr. Villavarayan’s authority or areas of responsibility as are commensurate with Mr. Villavarayan’s title or position; or (iii) the relocation of Mr. Villavarayan’s

•

primary office to a location more than 35 miles from Mr. Villavarayan’s then-current primary office location. Mr. Villavarayan must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within the later of 90 days of the occurrence of such event or condition or the date upon which Mr. Villavarayan reasonably became aware that such an event or condition had occurred. The Company has 30 days to cure such event or condition after receipt of written notice of such event or condition from Mr. Villavarayan. If the event or condition is not cured within 30 days after Mr. Villavarayan delivers notice to the Company, Mr. Villavarayan may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by Mr. Villavarayan. NEOs that are participants under the Severance Policy would not be entitled to severance if they resign for “Good Reason” (as defined above) unless such resignation occurs within two years after a Change-in-Control, in which case substantially similar procedural requirements as are set forth for Mr. Villavarayan would apply. Additionally, the retention RSUs granted to certain NEOs in July 2022 provide for accelerated vesting upon a NEO’s termination of employment for Good Reason.

•

Change-in-Control. A “Change-in-Control” generally would occur if (i) any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction; (ii) subject to certain exceptions, there is a turnover of a majority of our Board during any 12-month period; or (iii) a transaction or series of transactions is consummated in which our common shares outstanding immediately before the transaction or series of transactions cease to represent more than 70% of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk

In 2023, the Compensation Committee engaged its independent compensation consultant, Pearl Meyer, to complete a comprehensive review of our executive compensation programs and, based upon this review, we do not believe that the Company compensates or incentivizes executives in a manner that creates risks that are reasonably likely to have a material adverse effect on the Company. These programs and policies are described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

  72  AXALTA COATING STSTEMS

CEO PAY RATIO

The following is a reasonable estimate, prepared in accordance with SEC rules, of the ratio of the annual total compensation of our CEO to that of our median employee, utilizing the methodology described below. Please note that SEC rules and guidance permit a variety of methodologies, exclusions, estimates and assumptions to be used in determining median employee compensation. In addition, employee populations and compensation programs differ by company. Therefore, the pay ratio reported by other companies may not be comparable to our pay ratio reported below.

For fiscal year 2023, our median employee’s annual total compensation was $67,823. As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal year 2023 was $9,694,005. Accordingly, the ratio of the annual total compensation of our CEO to our median employee was 143:1.

To identify our median employee in 2023, we collected data as of October 15, 2023 for all employees globally and used “base salary” as our Consistently Applied Compensation Measure. As of October 15, 2023, we had a global employee population of approximately 12,155 individuals. We then excluded 594 employees in 15 countries under the 5% de minimis exemption as permitted under SEC rules, where employee counts were as follows: Argentina (11), Colombia (31), Costa Rica (16), Dominican Republic (13), El Salvador (16), Ecuador (8), Guatemala (224), Honduras (21), Indonesia (88), Malaysia (111), Morocco (18), Nicaragua (9), Panama (12), Philippines (8), and Vietnam (8). From the remaining 11,561 employees, we considered the base salary of the remaining population, annualizing base salary for employees hired during 2023 and approximating annual base salary for hourly workers using hourly rates and reasonable estimates of hours worked. We then calculated fiscal year 2023 compensation for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

  2024 PROXY STATEMENT  73

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (as computed in accordance with SEC rules) and certain financial performance of the Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” above.

Pay Versus Performance Table

Year	Summary Compensation Table Total for First PEO ($) (1)	Summary Compensation Table Total for Second PEO ($) (1)	Compensation Actually Paid to First PEO ($) (1)	Compensation Actually Paid to Second PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Selected Measure: Adjusted EBIT ($ millions) (4)
							Total Shareholder Return	Peer Group Total Shareholder Return (3)

(a)	(b)(1)	(b)(2)	(c)(1)	(c)(2)	(d)	(e)	(f)	(g)	(h)	(i)

2023	9,694,005	N/A	11,810,556	N/A	3,304,165	3,703,188	$111.74	$165.83	$269	$664

2022	10,614,474	6,602,134	1,261,318	4,482,433	3,972,278	2,812,149	$83.78	$142.31	$192	$633

2021	6,775,219	N/A	4,817,133	N/A	2,255,922	2,040,574	$108.95	$146.30	$264	$620

2020	6,473,355	N/A	2,367,048	N/A	2,257,115	799,916	$93.91	$118.05	$122	$537

(1)
The first PEO for 2023 was Mr. Villavarayan, our CEO, and the only PEO during 2023. The first PEO for 2022, 2021 and 2020 was Robert Bryant who served as our CEO for the full years of 2020 and 2021 and through August 31, 2022 for 2022. The second PEO for 2022 was our current Board Chair, Mr. Sachdev, who served as our interim CEO from August 31, 2022 through December 31, 2022. The dollar amounts reported in column (b)(1) for the first PEO are the amounts of total compensation reported for Mr. Villavarayan for 2023 and for Mr. Bryant for 2022, 2021 and 2020 in the “Total” column of the Summary Compensation Table in the Company’s proxy statement for each such applicable year. The dollar amount reported in column (b)(2) for the second PEO is the amount of total compensation reported for Mr. Sachdev for 2022 in the “Total” column of the Summary Compensation Table in the Company’s proxy statement for such year. Reconciliation of Compensation Actually Paid for all PEOs reported in columns (c)(1) and (c)(2) are set forth below.

(2)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group, excluding Mr. Villavarayan for 2023, Mr. Bryant for 2022, 2021 and 2020 and Mr. Sachdev for 2022 in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding Messrs. Villavarayan, Bryant and Sachdev) for purposes of calculating the average amounts in each applicable year are as follows: (a) for 2023, Messrs. Anderson, Lannon, Berube, Weaver and Awada; (b) for 2022, Messrs. Lannon, Weaver, Berube and Awada; (c) for 2021, Messrs. Lannon and Berube and Shelley Bausch, current President, Global Industrial Coating (then our Senior Vice President, Global Industrial Coatings), and Jacqueline Scanlan, former Senior Vice President and Chief Human Resources Officer; and (d) for 2020, Messrs. Lannon, Berube, Weaver and Awada and Steven Markevich, former Executive Vice President and President, Transportation Coatings and Greater China. A reconciliation of Average Compensation Actually Paid to
Non-PEO
NEOs reported in column (e) is set forth below.

(3)
For each year, total shareholder return for the Company and the peer group was calculated in accordance with Item 201(e) and Item 402(v) of Regulation
S-K.
For purposes of this pay versus performance disclosure, our peer group is the same peer group used for purposes of the performance graph included in the Company’s Annual Reports on Form
10-K
and reflects the S&P 400 Materials index for the fiscal years ended December 31, 2023, 2022 and 2021 and the S&P 500 Chemicals Index for the fiscal year ended December 31, 2020.

(4)
The Company has determined that Adjusted EBIT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year. As described in “Compensation Discussion and Analysis” above, Adjusted EBIT for compensation purposes is Adjusted EBIT, as externally reported for the applicable fiscal year, further adjusted to reflect certain items for each such fiscal year as described in the “Compensation Discussion and Analysis” above for 2023. For consistency of presentation, Adjusted EBIT for 2020 and 2021 is shown as defined for each year, both as described in the Company’s definitive proxy statements filed on April 22, 2022 and March 29, 2021 for 2021 and 2020, respectively, in each case plus step-up
depreciation and amortization.

A reconciliation of the PEO Summary Compensation Table total compensation to the Compensation Actually Paid (“CAP”) is provided in the following
tables for each PEO shown in the table above.

  74  AXALTA COATING STSTEMS

PAY VERSUS PERFORMANCE

First PEO SCT Total Compensation to CAP Reconciliation

Year	Summary Compensation Table Total for First PEO ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for First PEO ($)

2023	9,694,005	-6,397,949	8,514,500	0	0	0	11,810,556

2022	10,614,474	-4,877,099	0	0	-17,101	-4,458,956	1,261,318

2021	6,775,219	-4,670,206	3,738,946	-959,254	-67,571	0	4,817,133

2020	6,473,355	-4,434,836	2,678,297	-1,476,578	-471,539	-401,652	2,367,048
Second PEO SCT Total Compensation to CAP Reconciliation

Year	Summary Compensation Table Total for Second PEO ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for Second PEO ($)

2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2022	6,602,134	-6,199,964	4,133,170	0	-52,907	0	4,482,433

2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A
A reconciliation of the average
Non-PEO
NEO Summary Compensation Table total compensation to CAP is provided in the following table.
Average
Non-PEO
NEOs SCT Total Compensation to CAP Reconciliation

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for Non-PEO NEOs ($)

2023	3,304,165	-1,747,784	1,942,007	185,237	176,711	-157,148	3,703,188

2022	3,972,278	-2,241,421	1,689,708	-473,166	-101,196	-34,053	2,812,149

2021	2,255,922	-1,328,274	1,185,299	-88,626	16,253	0	2,040,574

2020	2,257,115	-1,013,473	439,929	-193,334	-130,871	-559,448	799,916
The seven items listed below represent the most important financial performance measures used by the Company to link compensation actually paid to our NEOs for 2023 to the Company’s financial performance.
Most Important Measures Used by Axalta to Link Executive Compensation Actually Paid to Company Performance
Adjusted EBIT
Free Cash Flow
Adjusted EBIT Margin
Adjusted EBITDA
Relative Total Shareholder Return
Adjusted EPS
Return on Invested Capital

  2024 PROXY STATEMENT  75

PAY VERSUS PERFORMANCE

Please see “Annual Performance-Based Compensation” and “Long-Term Equity Incentive Awards” beginning on pages 50 and 53, respectively, for descriptions of how these metrics are used in our executive compensation program.
Pay Versus Performance Relationships
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each
of 2023, 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the peer group; and (b) comparisons between (i) the compensation actually paid to the PEOs and the average compensation actually paid to our non-PEO
NEOs and (ii) each of Axalta’s total shareholder return, net income and Adjusted EBIT.

  76  AXALTA COATING STSTEMS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023, with respect to the common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	2,516,833	(1)	$28.33	(2)	12,393,474	(1)(3)

Equity compensation plans not approved by security holders	—		—		—

(1)	Assumes 100% of target shares issued upon vesting of PSUs. Actual number of shares issued on vesting could be between zero and 200% of the target award amount.
(2)

Weighted average exercise price of outstanding options; excludes RSUs and PSUs. The weighted average exercise price of outstanding options, inclusive of outstanding RSUs and PSUs (each of which have no exercise price) is $5.35.

(3)

Represents securities remaining available for future issuance under the Second Amended and Restated 2014 Incentive Award Plan and includes 901,194 shares that represent the incremental increase above target for a maximum payout for our outstanding PSUs.

  2024 PROXY STATEMENT  77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We had 220,644,140 common shares outstanding as of April 12, 2024. The following table sets forth information with respect to the beneficial ownership of our common shares by:

•	each person known to us to beneficially own more than 5% of our capital stock;

•	each of our directors and nominees;

•	each of our NEOs; and

•	all of our directors and executive officers as a group (17 persons).

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the Record Date. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner, other than BlackRock, Vanguard, Barrow Hanley, JPM and Fidelity, is c/o Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112.

	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class

Principal Members

BlackRock, Inc.(1)	23,598,016	10.7%

The Vanguard Group(2)	23,208,795	10.5%

Barrow Hanley Global Investors(3)	15,164,061	6.9%

JPMorgan Chase & Co.(4)	13,667,825	6.2%

FMR LLC(5)	13,650,556	6.2%

NEOs, Directors and Nominees (as of April 12, 2024)

Chris Villavarayan(6)	82,718	*

Carl D. Anderson II	—	—

Sean M. Lannon	—	—

Brian A. Berube(7)	120,398	*

Troy D. Weaver(8)	114,667	*

Hadi H. Awada(6)	21,995	*

Rakesh Sachdev(6)	134,838	*

Jan A. Bertsch(6)	9,085	*

Steven M. Chapman(9)	27,441	*

William M. Cook(6)	37,970	*

Tyrone M. Jordan(6)	17,125	*

Deborah J. Kissire(6)	48,684	*

Robert M. McLaughlin(6)	99,360	*

Samuel L. Smolik(6)	54,484	*

Kevin M. Stein(6)	36,600	*

Mary S. Zappone	—	—

Executive officers and directors as a group (17 persons)(10)	853,773	0.4%

  78  AXALTA COATING STSTEMS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

*	Denotes less than 1.0% of beneficial ownership.
(1)

Reflects ownership as of December 31, 2023 as reported on the most recent Schedule 13G/A filed with the SEC on February 1, 2024 by BlackRock, Inc. (“BlackRock”), located at 50 Hudson Yards, New York, NY 10001. BlackRock reports sole power to vote or direct the vote of 22,738,942 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 23,598,016 shares and shared power to dispose of or to direct the disposition of 0 shares. BlackRock has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(2)

Reflects ownership as of December 29, 2023 as reported on the most recent Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”), located at 100 Vanguard Blvd, Malvern, PA 19355. Vanguard reports sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 80,833 shares, sole power to dispose or to direct the disposition of 22,894,059 shares and shared power to dispose of or to direct the disposition of 314,736 shares. Vanguard has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(3)

Reflects ownership as of December 31, 2023 as reported on the most recent Schedule 13G filed with the SEC on February 13, 2024 by Barrow Hanley Global Investors (“Barrow Hanley”), located at 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. Barrow Hanley reports sole power to vote or direct the vote of 11,216,702 shares, shared power to vote or direct the vote of 3,947,359 shares, sole power to dispose or to direct the disposition of 15,164,061 shares and shared power to dispose of or to direct the disposition of 0 shares. Barrow Hanley has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(4)

Reflects ownership as of December 29, 2023 as reported on the most recent Schedule 13G/A filed with the SEC on January 16, 2024 by JPMorgan Chase & Co. (“JPM”), located at 383 Madison Avenue, New York, NY 10179. JPM reports sole power to vote or direct the vote of 13,067,670 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 13,664,673 shares and shared power to dispose of or to direct the disposition of 0 shares. JPM has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(5)

Reflects ownership as of December 29, 2023 as reported on the most recent Schedule 13G filed with the SEC on February 9, 2024 by FMR LLC (“Fidelity”), located at 245 Summer Street, Boston, MA 02210. Fidelity reports sole power to vote or direct the vote of 13,612,600 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 13,650,556 shares and shared power to dispose of or to direct the disposition of 0 shares. Fidelity has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(6)	Consists entirely of common shares.
(7)	Includes 53,806 common shares and 66,592 shares underlying vested options.
(8)	Includes 63,911 common shares and 50,756 shares underlying vested options.
(9)	Includes 24,783 common shares and 2,658 common shares underlying an RSU grant that is scheduled to vest in full within 60 days of the Record Date.
(10)

Includes all listed executive officers currently employed by the Company and all current directors, as well as Shelley Bausch, President, Global Industrial Coatings, Alex Tablin-Wolf, Senior Vice President, General Counsel & Corporate Secretary and Amy Tufano, Senior Vice President and Chief Human Resources Officer.

  2024 PROXY STATEMENT  79

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these Proxy Materials?

You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on April 12, 2024 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.

We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about April 24, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 220,644,140 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting through in-person attendance or by proxy of the holders of record of a majority-in-voting power of the shares entitled to vote at the Annual Meeting, or 110,322,071 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are three proposals that shareholders will vote on at the Annual Meeting:

Proposal	Board Recommendation

No. 1 – Election of nine directors to serve until the 2025 Annual General Meeting of Members	FOR

No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

FOR

No. 3 – Non-binding advisory vote to approve the compensation of our named executive officers	FOR

Chris Villavarayan, Carl D. Anderson II and Alex Tablin-Wolf, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the shareholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What vote is required to approve each proposal?

The common shares of a member whose ballot on any or all applicable proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. For Proposal No. 1, you may vote “For” nominees to the

Board of Directors or you may “Withhold” your vote with respect to nominees. Only votes “For” are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold your vote with respect to the election of one or more nominees, your

  80  AXALTA COATING STSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

vote will have no effect on the outcome but will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PwC as our independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the non-binding advisory vote on the compensation of our NEOs (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on the applicable proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Withhold Votes, Abstentions and Broker Non- Votes, if any

No. 1 – Election of nine directors to serve until the 2025 Annual General Meeting of Members	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions, withhold votes and broker non-votes will not affect the outcome of the vote.

No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

No. 3 – Non-binding advisory vote to approve the compensation of our named executive officers	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the

Annual Meeting, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

What is the difference between holding common shares as a member of record and as a beneficial owner?

If your common shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company), you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.

If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

  2024 PROXY STATEMENT  81

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote?

Member of Record. If you are a member of record, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

•

In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares at the meeting. We encourage you, however, to vote ahead of time through the Internet, by telephone or by mail as described above even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•

In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

May I change my vote after I have submitted a proxy?

If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:

•	delivering to our Corporate Secretary an instrument revoking the proxy;

•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting at the Annual Meeting as described above.

What do I need to do to attend the meeting?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:

•	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on April 12, 2024;

•	your Notice of Internet Availability of Proxy Materials;

•	a printout of your proxy distribution email (if you received your materials electronically);
•	your proxy card;

•	your voting instruction form; or

•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification, such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures described below.

  82  AXALTA COATING STSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of this Proxy Statement and 2023 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.

We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2023 Annual Report to any member that received a householded mailing. If you would like an additional copy of this Proxy Statement or 2023 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at 1050 Constitution Avenue, Philadelphia, PA 19112, or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2023 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, you may do so by submitting a request through Mediant Communications, LLC online at https://www.investorelections.com/enotice/AXTA/login, by telephone at 866-648-8133 or via email at paper@investorelections.com.

Who will serve as the proxy tabulator and inspector of election?

A representative from Mediant Communications, LLC will serve as the independent inspector of election and will tabulate votes cast by proxy or at the Annual

Meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. In addition, we have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree M&A Incorporated a fee of $17,500 plus their expenses.

Is there a list of members entitled to vote at the Annual Meeting?

A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m., Atlantic Time, at our registered offices at

Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.

  2024 PROXY STATEMENT  83

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2025 ANNUAL GENERAL MEETING OF MEMBERS

Shareholders who intend to present proposals at the 2025 Annual General Meeting of Members, or the “2025 Annual Meeting,” and who wish to have such proposals included in the Company’s proxy statement for such meeting pursuant to Rule 14a-8 under the Exchange Act, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, and such proposals must be received no later than December 25, 2024. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s proxy statement for its 2025 Annual Meeting. If we change the date of the 2025 Annual Meeting by more than 30 days from the anniversary of the Annual Meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 Annual Meeting.

Shareholders who wish to nominate directors or introduce an item of business at the 2025 Annual Meeting, without including such matters in the Company’s 2025 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-laws. Nominations or an item of business to be introduced at the 2025 Annual Meeting must be submitted in writing and received by the Company no earlier than February 6, 2025 and no later than March 8, 2025 (i.e., no more than 120 days and no less than 90 days prior to June 6, 2025, the first anniversary of the Annual Meeting). In the event the 2025 Annual Meeting is called for a date that is greater than 30 days before or after the first anniversary of the Annual Meeting, the notice must be submitted and received not later than 10 days following the earlier of the date on which notice of the 2025 Annual Meeting was posted to members or the date on which public disclosure of the date of the 2025 Annual Meeting was made. A copy of the Bye-laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.

In addition to satisfying the requirements under our Bye-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2025 (i.e., no later than 60 calendar days prior to the first anniversary date of the Annual Meeting). If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from the first anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by us.

AVAILABLE INFORMATION

Our website (www.axalta.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees and any of our

reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any shareholder who requests them from our Investor Relations Department:

Investor Relations

Axalta Coating Systems Ltd.

1050 Constitution Avenue

Philadelphia, PA 19112

  84  AXALTA COATING STSTEMS

INCORPORATION BY REFERENCE

The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. Tablin-Wolf

Senior Vice President, General Counsel &

Corporate Secretary

April 24, 2024

Philadelphia, PA

  2024 PROXY STATEMENT  85

APPENDIX A - NON-GAAP MEASURES

The historical financial information included in this proxy statement includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, total net leverage ratio, adjusted net income and Adjusted Diluted EPS. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted Diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to common shareholders after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, total net leverage ratio, adjusted net income and Adjusted Diluted EPS may differ from that of others in our industry. Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, total net leverage ratio, adjusted net income and Adjusted Diluted EPS should not be considered as alternatives to net sales, net income, income from operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, total net leverage ratio, adjusted net income and Adjusted Diluted EPS have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This appendix includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

The following table reconciles income from operations to adjusted EBITDA for the period presented:

($ in millions)		FY 2023	FY 2022	FY 2021

	Net income	$269	$192	$264

	Interest expense, net	213	140	134

	Provision for income taxes	86	65	76

	Depreciation and amortization	276	303	317

	Total	844	700	791

A	Debt extinguishment and refinancing-related costs	10	15	—

B	Termination benefits and other employee-related costs	17	24	37

C	Strategic review and retention costs	—	—	10

D	Acquisition and divesture-related costs	3	3	17

E	Impairment charges	15	—	1

F	Site closure costs	7	2	—

G	Foreign exchange remeasurement losses	23	15	2

H	Long-term employee benefit plan adjustments	9	—	—

I	Stock-based compensation	26	22	15

J	Operational matter	—	—	4

K	Brazil indirect tax	(1)	—	(8)

L	Gain on sale of facilities	—	(1)	(20)

M	Russia sanction-related impacts	(1)	5	—

N	Commercial agreement restructuring impacts	—	25	—

O	Other adjustments	(1)	1	(1)

	Adjusted EBITDA	$951	$811	$848

	Net sales	$5,184	$4,884	$4,416

	Net income margin	5.2%	3.9%	6.0%

	Adjusted EBITDA margin	18.4%	16.6%	19.2%

  2024 PROXY STATEMENT  A-1

APPENDIX A - NON-GAAP MEASURES

A

Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B

Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

C

Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

D

Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the years ended December 31, 2023, 2022 and 2021 include $0 million, $2 million and $1 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

E

Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the year ended December 31, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site and the then anticipated exit of a non-core business category in the Mobility Coatings segment. The amounts recorded during the year ended December 31, 2021 include recovered gains on a previously impaired asset.

F	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.
G

Represents foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

H	Represents the non-cash, non-service cost components of long-term employee benefit costs.
I	Represents non-cash impacts associated with stock-based compensation.
J

Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

K	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.
L	Represents non-recurring income related to the sale of previously closed manufacturing facilities.
M

Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance. The benefits recorded during the year ended December 31, 2023 are related to changes in estimated inventory obsolescence and uncollectible accounts receivables.

N

Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

O	Represents benefits and costs for certain non-operational or non-cash losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

  A-2  AXALTA COATING STSTEMS

APPENDIX A - NON-GAAP MEASURES

The following table reconciles income from operations to adjusted EBIT for the period presented:

($ in millions)		FY 2023	FY 2022	FY 2021

	Income from operations	588	423	462

	Other expense (income), net	20	26	(12)

	Total	568	397	474

A	Debt extinguishment and refinancing-related costs	10	15	—

B	Termination benefits and other employee-related costs	17	24	37

C	Strategic review and retention costs	—	—	10

D	Acquisition and divestiture-related costs	3	3	17

E	Impairment charges	15	—	1

F	Accelerated depreciation and site closure costs	7	4	3

G	Operational matter	—	—	4

H	Brazil indirect tax	(1)	—	(8)

I	Gains on sales of facilities	—	(1)	(20)

J	Russia sanction-related impacts	(1)	5	—

K	Commercial agreement restructuring impacts	—	25	—

L	Other adjustments	—	—	—

M	Step-up depreciation and amortization	56	93	105

	Adjusted EBIT	$674	$565	$623

A

Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B

Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

C

Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

D

Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the years ended December 31, 2023, 2022 and 2021 include $0 million, $2 million and $1 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

E

Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the year ended December 31, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site and the then anticipated exit of a non-core business category in the Mobility Coatings segment. The amounts recorded during the year ended December 31, 2021 include recovered gains on a previously impaired asset.

F

Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

G

Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

H	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.
I	Represents non-recurring income related to the sale of previously closed manufacturing facilities.
J

Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance. The benefits recorded during the year ended December 31, 2023 are related to changes in estimated inventory obsolescence and uncollectible accounts receivables.

K

Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its

  2024 PROXY STATEMENT  A-3

APPENDIX A - NON-GAAP MEASURES

indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.
L	Represents benefits and costs for certain non-operational or non-cash losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.
M

Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

  A-4  AXALTA COATING STSTEMS

APPENDIX A - NON-GAAP MEASURES

The following table reconciles net income to adjusted net income for adjusted diluted net income per share for the periods presented (in millions, except per share data):

	($ in millions)	FY 2023	FY 2022	FY 2021

	Net income	$269	$192	$264

	Less: Net income attributable to noncontrolling interests	2	—	—

	Net income attributable to common shareholders	267	192	264

A	Debt extinguishment and refinancing-related costs	10	15	—

B	Termination benefits and other employee-related costs	17	24	37

C	Strategic review and retention costs	—	—	10

D	Acquisition and divestiture-related costs	3	3	16

E	Impairment charges	15	—	1

F	Accelerated depreciation and site closure costs	7	4	3

G	Operational matter	—	—	4

H	Brazil indirect tax	(1)	—	(8)

I	Gains on sales of facilities	—	(1)	(20)

J	Russia sanction-related impacts	(1)	5	—

K	Commercial agreement restructuring impacts	—	25	—

L	Other adjustments	—	—	—

M	Step-up depreciation and amortization	56	93	105

	Total adjustments	$106	$168	$148

N	Income tax provision impacts	25	30	25

	Adjusted net income	$348	$330	$387

	Adjusted diluted net income per share	$1.57	$1.48	$1.67

	Diluted weighted average shares outstanding	221.9	222.3	231.9

A

Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B

Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

C

Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended in September 2021. These amounts are not considered indicative of our ongoing performance.

D

Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the years ended December 31, 2023, 2022 and 2021 include $0 million, $2 million and $1 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

E

Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the year ended December 31, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site and the then anticipated exit of a non-core business category in the Mobility Coatings segment. The amounts recorded during the year ended December 31, 2021 include recovered gains on a previously impaired asset.

F

Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

G

Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which we do not consider indicative of our ongoing operating performance.

H	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other expense (income), net.
I	Represents non-recurring income related to the sale of previously closed manufacturing facilities.

  2024 PROXY STATEMENT  A-5

APPENDIX A - NON-GAAP MEASURES

J

Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance. The benefits recorded during the year ended December 31, 2023 are related to changes in estimated inventory obsolescence and uncollectible accounts receivables.

K

Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

L	Represents benefits and costs for certain non-operational or non-cash losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.
M

Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

N

The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $1 million and benefits of $4 million and $8 million for the three months ended December 31, 2023, 2022 and 2021, respectively, and benefits of $1 million, expenses of $3 million and benefits of $1 million for the years ended December 31, 2023, 2022 and 2021, respectively. The tax adjustments for the years ended December 31, 2023, 2022 and 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

The following table reconciles cash provided by operating activities to free cash flow for the period presented:

($ in millions)	FY 2023	FY 2022	FY 2021

Cash provided by operating activities	$575	$294	$559

Purchase of property, plant and equipment	(138)	(151)	(122)

Interest proceeds on swaps designated as net investment hedges	10	20	18

Free cash flow	$447	$163	$455

  A-6  AXALTA COATING STSTEMS

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Axalta Coating Systems Ltd. Annual General Meeting of Members For Members of record as of April 12, 2024 Thursday, June 6, 2024 10:00 AM, Eastern Daylight Time Axalta Corporate Headquarters & Global Innovation Center 1050 Constitution Avenue, Philadelphia, PA 19112 Internet: www.proxypush.com/AXTA Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-570-1775 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, Eastern Daylight Time, June 6, 2024. This proxy is being solicited on behalf of the Board of Directors The member hereby appoints Chris Villavarayan, Carl Anderson and Alex Tablin-Wolf, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 10:00 AM, Eastern Daylight Time on June 6, 2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign and date (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Axalta Coating Systems Ltd. Annual General Meeting of Members Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 PROPOSAL YOUR VOTE1. Election of nine directors to serve until the 2025 Annual General Meeting of Members To vote for all directors in this section mark here: FOR WITHHOLD 1.01 Jan A. Bertsch 1.02 William M. Cook 1.03 Tyrone M. Jordan 1.04 Deborah J. Kissire 1.05 Rakesh Sachdev 1.06 Samuel L. Smolik 1.07 Kevin M. Stein 1.08 Chris Villavarayan 1.09 Mary S. Zappone 2. Appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and auditor until the conclusion of the 2025 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof 3. Non-binding advisory vote to approve the compensation of our named executive officers FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held jointly all owners should sign. Trustees, administrators, etc., should include title and authority. Corporations and other entities should provide the full name of the corporation or other entity and title(s) of authorized person(s) signing below. Signature (and Title if applicable) Date Signature (if held jointly) Date